UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a party other than the Registrant ☐

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☐  Preliminary Proxy Statement
☐  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Rule 14a-12

SPRINT NEXTEL CORPORATION
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT
MAY 10, 2011

We will hold the annual meeting of shareholders of Sprint Nextel Corporation on Tuesday, May 10, 2011 at 10:00 a.m. Central time at The Ritz Charles, Overland Park, 9000 W. 137th Street, Overland Park, Kansas 66221 (913-685-2600).

The purpose of the annual meeting is to consider and take action on the following:

1.	Election of ten directors named herein for a one-year term;

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2011;

3.	Approval, by a non-binding advisory vote, of our executive compensation;

4.	Recommend, by a non-binding advisory vote, the frequency of advisory votes on our executive compensation;

5.	Vote on three shareholder proposals, if presented at the meeting; and

6.	Any other business that properly comes before the meeting and any adjournment or postponement of the meeting.

We are taking advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to you via the Internet. Unless you have already requested to receive a printed set of proxy materials, you will receive a Notice Regarding the Availability of Proxy Material, or Notice. The Notice contains instructions on how to access proxy materials and vote your shares via the Internet or, if you prefer, to request a printed set of proxy materials at no additional cost to you. We believe that this approach provides a convenient way for you to access your proxy materials and vote your shares, while lowering our printing and delivery costs and reducing the environmental impact associated with our annual meeting.

Shareholders of record as of March 11, 2011 can vote at the annual meeting. On or about March 28, 2011, we mailed the Notice or, for shareholders who have already requested to receive a printed set of proxy materials, this proxy statement, the accompanying proxy card and the annual report on Form 10-K for the year ended December 31, 2010. Please vote before the annual meeting in one of the following ways:

1.	By Internet — You can vote over the Internet at www.proxyvote.com by entering the control number found on your Notice or proxy card;

2.	By Telephone — You can vote by telephone by calling 1-800-690-6903 and entering the control number found on your Notice or proxy card; or

3.	By Mail — If you received your proxy materials by mail, you can vote by signing, dating and mailing the proxy card in the pre-paid enclosed envelope.

Your vote is very important. Please vote before the meeting using one of the methods above to ensure that your vote will be counted. Your proxy may be revoked at any time before the vote at the annual meeting by following the procedures outlined in the accompanying proxy statement.

By order of the Board of Directors,

James H. Hance, Jr.
Chairman of the Board of Directors

Overland Park, Kansas
March 28, 2011

General Information about Proxies and Voting

Date, Time and Place

These proxy materials are delivered in connection with the solicitation by our board of directors of proxies to be voted at our annual meeting of shareholders, which will be held at The Ritz Charles, Overland Park, 9000 W. 137th Street, Overland Park, Kansas 66221 at 10:00 a.m. Central time on Tuesday, May 10, 2011. On or about March 28, 2011, we mailed to our shareholders entitled to vote at the meeting the Notice or, for shareholders who have already requested to receive printed materials, this proxy statement, the accompanying proxy card and the annual report on Form 10-K for the year ended December 31, 2010. Our principal executive offices are located at 6200 Sprint Parkway, Overland Park, Kansas 66251.

Purpose of the Annual Meeting

At the annual meeting, shareholders will be asked to:

•	elect the ten directors named herein to serve for a term of one year (Item 1 on the proxy card);

•	ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2011 (Item 2 on the proxy card);

•	approve, by a non-binding advisory vote, our executive compensation (Item 3 on the proxy card);

•	recommend, by a non-binding advisory vote, the frequency of advisory votes on our executive compensation (Item 4 on the proxy card);

•	vote on a shareholder proposal concerning political contributions, if presented at the meeting (Item 5 on the proxy card);

•	vote on a shareholder proposal concerning the retention of equity awards, if presented at the meeting (Item 6 on the proxy card);

•	vote on a shareholder proposal requesting change to a voting requirement, if presented at the meeting (Item 7 on the proxy card); and

•	take action on any other business that properly comes before the meeting and any adjournment or postponement of the meeting.

Record Date; Shareholders Entitled to Vote

The close of business on March 11, 2011 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the 2011 annual meeting or any adjournments or postponements of the 2011 annual meeting.

As of the record date, the following shares were outstanding and entitled to vote:

		Votes per
Designation	Outstanding	Share

Series 1 common stock	2,990,404,477	1

A complete list of shareholders entitled to vote at the 2011 annual meeting will be available for examination by any shareholder at 6200 Sprint Parkway, Overland Park, Kansas 66251 for purposes pertaining to the 2011 annual meeting during normal business hours for a period of ten days before the annual meeting and at the time and place of the annual meeting.

“Street Name” and Broker Non-Votes

You are a “record holder” if you hold our shares directly in your name through our transfer agent, Computershare Trust Company, N.A. as a shareholder of record. If you hold our shares through a broker, bank, financial institution, trust or other nominee, then you are a holder of our shares in “street name.” If you hold your shares in “street name,” you must instruct the broker or other nominee about how to vote your shares.

A broker “non-vote” occurs when a shareholder holding in “street name” fails to provide voting instructions to his or her broker or other nominee. Under the rules of the New York Stock Exchange, or NYSE, if you do not provide such instructions, the firm that holds your shares will have discretionary authority to vote your shares with respect to “routine” matters. Of the seven items to be considered at our annual meeting, only the appointment of KPMG (Item 2) is considered “routine.” Those non-routine items for which a shareholder’s broker or other nominee does not have discretion to vote are treated as broker “non-votes.”

Important:  Under current NYSE rules, your broker can no longer vote your shares for the election of directors without your instructions. If you do not provide voting instructions to your broker, your shares will not be voted or counted towards any of the items other than Item 2 (Appointment of KPMG). It is, therefore, particularly important that you instruct your brokers how you wish to vote your shares.

Quorum

In order to carry on the business of the meeting, we must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting. We count abstentions and broker “non-votes” as present and entitled to vote for purposes of determining a quorum.

Votes Required

Required Vote to Elect the Directors (Proposal 1; Item 1 on the Proxy Card)

Each of the ten nominees for director will be elected as a director if the votes cast for each such nominee exceed the number of votes against that nominee, assuming that there is a quorum represented at the annual meeting. A summary of our majority voting standard appears on page 24 under “Board Committees and Director Meetings — The Nominating and Corporate Governance Committee — Majority Voting.”

Required Vote to Ratify the Appointment of KPMG as our Independent Registered Public Accounting Firm (Proposal 2; Item 2 on the Proxy Card)

The affirmative vote of a majority of votes cast in person or by proxy by holders of our shares entitled to vote on the matter is required to ratify the appointment of KPMG as our independent registered public accounting firm for 2011.

Required Vote to Approve the Non-Binding Advisory Vote on our Executive Compensation (Proposal 3; Item 3 on the Proxy Card)

The affirmative vote of a majority of votes cast in person or by proxy by holders of our shares entitled to vote on the matter will constitute the shareholders’ non-binding approval with respect to our executive compensation programs. The board will review the voting results and take them into consideration when making future decisions regarding executive compensation, but the results will not be binding on us.

Required Vote to Recommend, by a Non-Binding Advisory Vote, for the Frequency of Advisory Votes on our Executive Compensation (Proposal 4; Item 4 on the Proxy Card)

This proposal allows shareholders to indicate their preference for whether the advisory vote on executive compensation in Item 3 above should be held every one, two or three years, or to abstain from the vote. The frequency option that receives the highest number of votes cast will be considered the preferred frequency. The board will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation, but the results will not be binding on us.

Required Vote to Approve the Shareholder Proposals (Proposals 5, 6, and 7; Items 5, 6, and 7 on the Proxy Card)

The affirmative vote of a majority of votes cast in person or by proxy by holders of our shares entitled to vote on the matter is required to approve the shareholder proposals, if presented at the annual meeting.

Treatment of Abstentions, Not Voting and Incomplete Proxies

Abstentions will have no effect on the vote for Proposals 1 or 4, but it will have the same effect as a vote against Proposals 2, 3 and 5 through 7. Broker non-votes for non-routine proposals (Proposals 1 and 3 through 7) will also have no effect on the vote for the proposals. If a proxy does not specify how to vote, the stock represented by that proxy will be considered to be voted in favor of Proposals 1, 2 and 3, voted “Every Year” on Proposal 4, and voted against Proposals 5 through 7. Unless a shareholder checks the box on the proxy card or provides instructions to withhold discretionary authority, the proxies may use their discretion to vote on other matters introduced at the 2011 annual meeting.

Voting of Proxies

Giving a proxy means that you authorize the persons named in the proxy card to vote your shares at the 2011 annual meeting in the manner directed. You may vote by proxy or in person at the meeting. To vote by proxy, you may use one of the following methods if you are a record holder:

•	By Internet — You can vote over the Internet at www.proxyvote.com by entering the control number found on your Notice or proxy card;

•	By Telephone — You can vote by telephone by calling 1-800-690-6903 and entering the control number found on your Notice or proxy card; or

•	By Mail — If you received your proxy materials by mail, you can vote by signing, dating and mailing the proxy card in the pre-paid enclosed envelope.

We request that you vote as soon as possible. When the proxy is properly submitted, the shares of stock represented by the proxy will be voted at the 2011 annual meeting in accordance with the instructions contained in the proxy.

If your shares are held in “street name” by a broker or other nominee, you should review the voting form used by that firm to determine whether you may provide voting instructions to the broker or other nominee by telephone or the Internet.

Your vote is important. Accordingly, you should vote via the Internet or by telephone; sign, date and return the enclosed proxy card if you received it by mail; or provide instructions to your broker or other nominee whether or not you plan to attend the annual meeting in person.

Revocability of Proxies and Changes to a Shareholder’s Vote

You have the power to revoke your proxy or change your vote at any time before the proxy is voted at the annual meeting. You can revoke your proxy or change your vote in one of four ways:

•	by sending a signed notice of revocation to our corporate secretary to revoke your proxy;

•	by sending to our corporate secretary a completed proxy card bearing a later date than your original proxy indicating the change in your vote;

•	by logging on to www.proxyvote.com in the same manner you would to submit your proxy electronically or calling 1-800-690-6903, and, in each case, following the instructions to revoke or change your vote; or

•	by attending the annual meeting and voting in person, which will automatically cancel any proxy previously given. But attendance alone will not revoke any proxy that you have given previously.

If you choose any of the first three methods, you must take the described action no later than the beginning of the 2011 annual meeting. Once voting on a particular matter is completed at the annual meeting, you will not be able to revoke your proxy or change your vote. If your shares are held in street name by a broker or other nominee, you must contact that institution to change your vote.

Solicitation of Proxies

This solicitation is made on behalf of our board of directors, and we will pay the cost and expenses of printing and mailing this proxy statement and soliciting and obtaining the proxies, including the cost of reimbursing brokers, banks and other financial institutions for forwarding proxy materials to their customers. Proxies may be solicited, without extra compensation, by our officers and employees by mail, telephone, email, personal interviews or other methods of communication. We have engaged the firm of Georgeson Shareholder Communications, Inc. to assist us in the distribution and solicitation of proxies and will pay Georgeson a fee of $9,000 plus out-of-pocket expenses for its services.

Voting by Our Employees Participating in the Sprint Nextel 401(k) Plan

If you are an employee of Sprint Nextel who has a right to vote shares acquired through your participation in our 401(k) plan, you are entitled to instruct the trustee, Fidelity Management Trust Company, how to vote the shares allocated to your account. The trustee will vote those shares as you instruct. You will receive voting information for any shares held in your 401(k) plan account, as well as any other shares registered in your own name.

If you do not instruct the trustee how to vote your shares, the 401(k) plan provides for the trustee to vote those shares in the same proportion as the shares for which it receives instructions from all other participants. To allow sufficient time for the trustee to vote, your voting instructions must be received by the trustee by May 5, 2011.

Delivery of Proxy Materials to Households Where Two or More Shareholders Reside

Rules of the Securities and Exchange Commission, or the SEC, allow us to deliver multiple Notices in a single envelope or a single copy of an annual report and proxy statement to any household where two or more shareholders reside if we believe the shareholders are members of the same family. This rule benefits shareholders by reducing the volume of duplicate information they receive at their households. It also benefits us by reducing our printing and mailing costs and reducing the environmental impact associated with our annual meeting.

We mailed Notices in a single envelope, or a single set of proxy materials, as applicable, to each household this year unless the shareholders in these households provided instructions to the contrary in response to a notice previously mailed to them. However, for shareholders who previously requested a printed set of the proxy materials, we mailed each shareholder in a single household a separate proxy card or voting instruction form. If you prefer to receive your own copy of the proxy materials for this or future annual meetings and you are a record holder, you may request a duplicate set by writing to Sprint Nextel Shareholder Relations, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B424, Overland Park, Kansas 66251, by email at shareholder.relations@sprint.com or by calling 913-794-1091, and we will promptly furnish such materials. If a broker or other nominee holds your shares, you may instruct your broker to send duplicate mailings by following the instructions on your voting instruction form or by contacting your broker.

If you share a household address with another shareholder, and you receive duplicate mailings of the proxy materials this year, you may request that your household receive a single set of proxy materials in the future. If you are a record holder, please contact Sprint Nextel Shareholder Relations using one of the contact methods described above. If a broker or other nominee holds your shares, you should follow the instructions on your voting instruction form or contact your broker.

If you hold some shares as a record holder or through our 401(k) plan, and other shares in the name of a broker or other nominee, we must send you proxy materials for each account. To avoid receiving duplicate sets of proxy materials, you may consolidate accounts or consent to electronic delivery as described in the following section.

Electronic Delivery of the Proxy Materials

We are able to distribute the annual report and proxy statement to shareholders in a fast and efficient manner via the Internet. This reduces the amount of paper delivered to a shareholder’s address, eliminates the cost of sending these documents by mail and reduces the environmental impact associated with our annual meeting. You may elect to view all future annual reports and proxy statements on the Internet instead of receiving them by mail. Alternatively, you may elect to receive all future annual reports and proxy statements by mail instead of viewing them via the Internet. To make an election, please log on to www.proxyvote.com and enter your control number.

If you have enrolled for electronic delivery, you will receive an email notice of shareholder meetings. The email will provide links to our annual report and our proxy statement. These documents are in PDF format so you will need Adobe Acrobat® Reader to view these documents online, which you can download for free by visiting www.adobe.com. The email will also provide a link to a voting web site and a control number to use to vote via the Internet.

Confidential Voting Policy

Your votes are kept confidential from our directors, officers and employees, subject to certain specific and limited exceptions. One exception occurs if you write opinions or comments on your proxy card. In that case, a copy of the proxy card is sent to us.

Attending the Meeting

Shareholders, their guests and persons holding proxies from shareholders may attend the annual meeting. Seating, however, is limited and will be available on a first-come, first-served basis. If you plan to attend the meeting, you are required to bring proof of ownership to the meeting. For instance, a brokerage account statement showing that you owned our shares on March 11, 2011 is acceptable proof.

Conference Call and Audio Webcast

Shareholders may listen live by phone or audio webcast to our annual meeting. The dial-in numbers for the conference call will be posted at www.sprint.com/investors/shareholders/annualmeeting before the meeting. Lines are limited and will be available on a first-come, first-served basis. Shareholders may access the audio webcast of our annual meeting at the same web address. This is an audio-only webcast with no video or other materials. Shareholders will not have an opportunity to ask questions via the phone or audio webcast.

Security Ownership of Certain Beneficial Owners

The following table provides information about the only known beneficial owners of five percent or more of our common stock.

For purposes of the table below, beneficial ownership is determined based on Rule 13d-3 of the Securities Exchange Act of 1934, which states that a beneficial owner is any person who directly or indirectly has or shares voting and/or investment or dispositive power.

	Amount and Nature of	Percent
Name and Address of Beneficial Owner	Beneficial Ownership	of Class(1)

FMR LLC	265,166,251 shares(2)	8.87
82 Devonshire Street Boston, Massachusetts 02109
BlackRock, Inc.	248,414,481 shares(3)	8.31
40 East 52nd Street New York, New York 10022
Dodge & Cox	223,701,668 shares(4)	7.48
555 California Street, 40th Floor San Francisco, CA 94104
The Bank of New York Mellon Corporation	191,284,035 shares(5)	6.40
One Wall Street, 31st Floor New York, New York 10286

(1)	The ownership percentages set forth in this column are based on our outstanding shares on March 11, 2011 and assumes that each of these shareholders continued to own the number of shares reflected in the table above on March 11, 2011.

(2)	According to a Schedule 13G/A filed with the SEC on February 14, 2011, Edward C. Johnson 3d and FMR LLC, through its control of Fidelity Management & Research Company, and the funds each has sole power to dispose of 257,633,088 shares. FMR LLC is the beneficial owner of, and has sole voting power with respect to 7,066,389 shares and sole dispositive power with respect to all of the shares.

(3)	According to a Schedule 13G/A filed with the SEC on February 8, 2011, by BlackRock, Inc. BlackRock, Inc. is the beneficial owner of, and has sole voting power and sole dispositive power with respect to all of the shares.

(4)	According to a Schedule 13G/A filed with the SEC on February 10, 2011, Dodge & Cox has sole voting power with respect to 212,710,068 shares, and sole dispositive power with respect to all of the shares.

(5)	According to a Schedule 13G/A filed with the SEC on February 4, 2011, by The Bank of New York Mellon Corporation and certain direct and indirect subsidiaries. According to the Schedule 13G/A, The Bank of New York Mellon Corporation is the beneficial owner of, and has sole voting power with respect to 173,791,405 shares, and sole dispositive power with respect to 190,154,263 shares.

Security Ownership of Directors and Executive Officers

The following table states the number of shares of our voting common stock beneficially owned as of March 11, 2011 by each director, named executive officer and all directors and executive officers as a group. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the shares owned.

		Shares Covered by
		Exercisable Options	Shares
		and RSUs to be	Represented by	Percentage of
Name of Beneficial Owner	Shares Owned	Delivered(1)	RSUs(2)	Common Stock

Robert R. Bennett	62,574	24,213	0	*
Gordon M. Bethune	51,092	24,213	0	*
Robert H. Brust	13,719	911,943	415,512	*
Keith O. Cowan	650,694	1,221,005	376,675	*
Steven L. Elfman	430,884	1,100,623	468,902	*
Larry C. Glasscock	67,523	24,213	0	*
James H. Hance, Jr.	72,032	24,213	0	*
Daniel R. Hesse	1,791,571	5,491,313	1,796,025	*
V. Janet Hill	52,705	118,358	0	*
Frank Ianna	32,371	24,213	0	*
Robert L. Johnson	223,093	283,688	200,966	*
Sven-Christer Nilsson	20,233	24,213	0	*
William R. Nuti	29,727	24,213	0	*
Rodney O’Neal	37,226	24,213	0	*
Directors and Executive Officers as a group (20 persons)	3,884,521	10,212,363	4,168,414	*

*	Indicates ownership of less than 1%.

(1)	Represents shares that may be acquired upon the exercise of stock options exercisable, and shares of stock that underlie restricted stock units to be delivered, on or within 60 days after March 11, 2011 under our equity-based incentive plans.

(2)	Represents unvested restricted stock units, or RSUs, with respect to which we will issue the underlying shares of our common stock after the units vest. There are no voting rights with respect to these RSUs. These amounts do not include any RSUs covered by footnote 1.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC and the NYSE initial reports of beneficial ownership and reports of changes in beneficial ownership of our shares and other equity securities. These people are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file, and we make these reports available at www.sprint.com/investors/sec.

To our knowledge, based solely on a review of the copies of these reports furnished to us and written representations that no other reports were required, during 2010 all Section 16(a) filing requirements applicable to our directors, executive officers and beneficial owners of more than 10% of our equity securities were met, with the exception of Charles R. Wunsch, our general counsel, who amended his Form 3 to report 2,048 shares held at the time he became an executive officer that were inadvertently unreported in the original filing due to an administrative oversight.

Proposal 1. Election of Directors
(Item 1 on Proxy Card)

We currently have ten seats on our board. Each of the ten nominees, if elected, will serve one year until the 2012 annual meeting and until a successor has been elected and qualified. The persons named in the accompanying proxy will vote for the election of the nominees named below unless a shareholder directs otherwise. Each nominee has consented to be named and to continue to serve if elected. If any of the nominees becomes unavailable for election for any reason, the proxies will be voted for the other nominees and for any substitutes.

The board believes that it is necessary for each of our directors to possess qualities, attributes and skills that contribute to a diversity of views and perspectives among the directors and enhance the overall effectiveness of our board. As described on pages 23-24 under “Board Committees and Director Meetings — The Nominating and Corporate Governance Committee — Director Nomination Process,” the Nominating and Corporate Governance Committee, which we refer to as the Nominating Committee, considers all factors it deems relevant when evaluating prospective candidates or current board members for nomination to our board, all within the context of an assessment of the needs of our board at that point in time.

All our directors bring to our board significant executive leadership experience derived from their service as executives and, in most cases chief executive officers, of large corporations. They also all bring extensive board experience and a diversity of views and perspectives derived from their individual experiences working in a broad range of industries and occupations. The process undertaken by the Nominating Committee in recommending qualified director candidates is described in more detail below on pages 23-24 under “Board Committees and Director Meetings — The Nominating and Corporate Governance Committee — Director Nomination Process.” Certain individual experiences, qualifications and skills of our directors that contribute to our board’s effectiveness as a whole are described in the following paragraphs.

Nominees for Director

Robert R. Bennett, age 52. Principal of Hilltop Investments, LLC, a private investment company. Mr. Bennett served as President of Discovery Holding Company from March 2005 until September 2008, when the company merged with Discovery Communications, Inc. creating a new public company. Mr. Bennett also served as President and CEO of Liberty Media Corporation from April 1997 until August 2005 and continued as President until March 2006. He was with Liberty Media from its inception, serving as its principal financial officer and in various other capacities. Prior to his tenure at Liberty Media, Mr. Bennett worked with Tele-Communications, Inc. and the Bank of New York. Mr. Bennett has served as one of our directors since October 2006. In addition, Mr. Bennett currently serves as a director of Discovery Communications, Inc., Demand Media, Inc., and Liberty Media Corporation and has previously served as a director of Discovery Holding Company. Mr. Bennett has extensive knowledge of the capital markets and other financial and operational issues from his experiences as a principal financial officer and president and chief executive officer of Liberty Media, which allows him to provide an invaluable perspective to our board’s discussions on financial and operational matters.

Gordon M. Bethune, age 69. Retired Chairman and Chief Executive Officer of Continental Airlines, Inc., an international commercial airline company. He served as Chief Executive Officer of Continental Airlines from 1994 and as Chairman and Chief Executive Officer from 1996 until December 30, 2004. Mr. Bethune has served as one of our directors since March 2004. In addition, he currently serves as a director at Honeywell International Inc. and Prudential Financial, Inc. and has previously served as a director of Willis Group Holdings, Limited. Mr. Bethune has extensive experience serving as a chief executive officer and director of large international corporations, which provides our board a perspective of someone familiar with all facets of an international enterprise.

Larry C. Glasscock, age 62. Retired Chairman of the Board of WellPoint, Inc., a health benefits company. Mr. Glasscock served as President and Chief Executive Officer of WellPoint, Inc. from November 2004 (following the merger between Anthem, Inc. and WellPoint Health Networks, Inc.) until June 2007 and as Chairman of WellPoint, Inc. from November 2005 until March 2010. Prior to Anthem’s merger with WellPoint Health Networks in November 2004, Mr. Glasscock had served as Anthem’s President and Chief Executive Officer since 2001 and also as Anthem’s Chairman since 2003. He is a director of Simon Property Group, Inc., Sysco Corporation and Zimmer Holdings, Inc. Mr. Glasscock has served as one of our directors since August 2007. Mr. Glasscock’s prior experience as the chairman, president and chief executive officer of WellPoint, Inc. and its predecessor companies, during which time the companies grew from approximately $6 billion in revenue to more than $60 billion in revenue, provide a unique insight into the challenges and opportunities involved in growing a company within a highly competitive industry, and his expertise derived from over 20 years of experience in financial services and as a senior executive and director enable him to provide invaluable assistance to our board on financial and marketing matters. Throughout his career, Mr. Glasscock has developed expertise in the successful completion and integration of mergers, utilization of technology to improve productivity and customer service, and team building and human capital development. Mr. Glasscock also has significant experience as a public company director and as a member of various committees related to important board functions, including audit, finance, governance and compensation.

James H. Hance, Jr., age 66. Chairman of the Board of Sprint Nextel. Mr. Hance serves as a Senior Advisor to The Carlyle Group. He served as the Vice Chairman of Bank of America Corporation from 1993 until his retirement on January 31, 2005 and as the Chief Financial Officer of Bank of America Corporation from 1988 until April 2004. Mr. Hance has served as one of our directors since February 2005. In addition, he is currently a director of Cousins Properties Incorporated, Duke Energy Corporation, Ford Motor Company and Morgan Stanley and has formerly served as a director of Rayonier Corporation and EnPro Industries, Inc. Mr. Hance’s experience as a director for a wide variety of large corporations and his extensive experience in the financial services industry, which included responsibility for financial and accounting matters while serving as Chief Financial Officer of Bank of America Corporation, provide an invaluable perspective into the diverse issues facing an international enterprise, particularly relating to financial matters.

Daniel R. Hesse, age 57. President and Chief Executive Officer of Sprint Nextel. Before becoming the President and Chief Executive Officer of Sprint Nextel on December 17, 2007, Mr. Hesse was Chairman, President, and Chief Executive Officer of Embarq Corporation. He served as Chief Executive Officer of Sprint’s Local Telecommunications Division from June 2005 until the Embarq spin-off in May 2006. Before that, Mr. Hesse served as Chairman, President and Chief Executive Officer of Terabeam Corp., a wireless telecommunications service provider and technology company, from 2000-2004. Prior to serving at Terabeam Corp., Mr. Hesse spent 23 years at AT&T during which he held various senior management positions, including President and Chief Executive Officer of AT&T Wireless Services. He serves on the board of directors of the National Board of Governors of the Boys and Girls Clubs of America. Mr. Hesse has served as one of our directors since December 2007. Mr. Hesse has formerly served as a director of Clearwire Corporation, Nokia Corporation, and VF Corporation. As our president and chief executive officer, Mr. Hesse provides our board with unparalleled insight into our company’s operations, and his 33 years of experience in the telecommunications industry provides substantial knowledge of the challenges and opportunities facing our company.

V. Janet Hill, age 63. Principal, Hill Family Advisors. In 2010, Mrs. Hill retired from Alexander & Associates, Inc., a corporate consulting firm, after serving as a Vice President since 1981. Mrs. Hill also serves as a director of Wendy’s/Arby’s Group, Inc. and Dean Foods, Inc. Mrs. Hill served as a director of Nextel Communications, Inc. from November 1999 until its merger with Sprint Corporation in August 2005, and she has served as one of our directors since 2005. Mrs. Hill’s significant experience as a consultant to and director of large commercial enterprises provide our board with the keen insight of someone whose expertise is advising companies on the governance and operational challenges facing international consumer companies.

Frank Ianna, age 62. Chief Executive Officer and Director, Attila Technologies LLC, a Technogenesis Company incubated at Stevens Institute of Technology. Mr. Ianna retired from AT&T in 2003 after a 31-year career serving in various executive positions, most recently as President of Network Services. Following his retirement, Mr. Ianna served as a business consultant, executive and board member for several private and nonprofit enterprises. Mr. Ianna is a director of Tellabs, Inc. and Clearwire Corporation. Mr. Ianna has served as one of our directors since March 2009. Mr. Ianna’s vast experience in the telecommunications industry as an executive and director for a diverse array of enterprises allow him to provide a unique perspective to our board on a wide variety of issues.

Sven-Christer Nilsson, age 66. Owner and Founder, Ripasso AB, Ängelholm, Sweden, a private business advisory company. Mr. Nilsson serves as an advisor and board member for companies throughout the world. He previously served in various executive positions for The Ericsson Group from 1982 through 1999, including as its President and Chief Executive Officer from 1998 through 1999. Mr. Nilsson is a director of Ceva, Inc. and Assa Abloy AB. Mr. Nilsson has served as one of our directors since November 2008. He currently serves as the Chairman of the Swedish Public Service Broadcasting Foundation and of the (Swedish) Defense Materiel Administration and has previously served as a director of TeliaSonera AB and Tilgin AB. Mr. Nilsson has a decades-long record of achievement in the international telecommunications marketplace, which gives our board a unique international perspective, and his experience as a chief executive officer and director of several enterprises provides the perspective of a leader familiar with the challenges and opportunities facing our company.

William R. Nuti, age 47. Chairman of the Board, Chief Executive Officer and President of NCR Corporation, a global technology company. Mr. Nuti has served as Chief Executive Officer and President of NCR since August 2005, and as Chairman of NCR since October 2007. Before joining NCR, Mr. Nuti had served as President and Chief Executive Officer of Symbol Technologies, Inc. from 2003 to 2005, and as President and Chief Operating Officer of Symbol Technologies from 2002 to 2003. Mr. Nuti joined Symbol Technologies in 2002 following more than 10 years at Cisco Systems, where he advanced to the dual role of senior vice president of the company’s Worldwide Service Provider Operations and senior vice president of U.S. Theater Operations. Mr. Nuti formerly served as a director of Symbol Technologies, Inc. Mr. Nuti has served as one of our directors since June 2008. As a current chairman and chief executive officer of a global technology company, Mr. Nuti provides our board an invaluable perspective of someone with primary responsibility for the oversight of all facets of an international enterprise in today’s global economy.

Rodney O’Neal, age 57. Chief Executive Officer and President of Delphi Automotive LLP, a global supplier of mobile electronics and transportation systems. Mr. O’Neal has served as Chief Executive Officer and President of Delphi since January 2007. From January 2005 until January 2007, he served as President and Chief Operating Officer of Delphi, which filed for bankruptcy in October 2005. In 2003, he was named president of the Dynamics, Propulsion, and Thermal Sector. Previously, he served in a variety of domestic and international operating assignments for both Delphi and its former parent company, General Motors. In 2000, Mr. O’Neal was named Executive Vice President of the former Safety, Thermal & Electrical Architecture Sector at Delphi. Mr. O’Neal has served as one of our directors since August 2007. In addition, he is currently a director of The Goodyear Tire & Rubber Company and has previously served as a director of Delphi Corporation. Mr. O’Neal has extensive senior management experience as both a chief executive officer and director, which provides the knowledge and expertise necessary to contribute an important viewpoint on a wide variety of governance and operational issues.

Our Board of Directors recommends that you vote “FOR” the election of the ten nominees for director in this Proposal 1.

Compensation of Directors

Our outside directors are directors who are not our employees. The compensation of our outside directors is partially equity-based and is designed to comply with our Corporate Governance Guidelines, which provide that the guiding principles behind our outside director compensation practices are: (1) alignment with shareholder interests, (2) preservation of outside director independence and (3) preservation of the fiduciary duties owed to all shareholders. Our outside directors are also reimbursed for direct expenses relating to their activities as members of our board of directors.

The following table provides compensation information for our directors who served during 2010. Compensation information for Mr. Hesse, our President and Chief Executive Officer, can be found in the “Executive Compensation” section of this proxy statement.

					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned	Stock	Option	Incentive Plan	Deferred	All Other
	or Paid in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)(1)	($)(2)	($)(2)	($)	Earnings	($)(3)	($)

Robert R. Bennett	124,000	100,000	—	—	—	—	224,000
Gordon M. Bethune	116,000	100,000	—	—	—	2,500	218,500
Larry C. Glasscock	127,500	100,000	—	—	—	1,500	229,000
James H. Hance, Jr.	270,500	100,000	—	—	—	5,000	375,500
V. Janet Hill	118,583	100,000	—	—	—	—	218,583
Frank Ianna	105,167	100,000	—	—	—	—	205,167
Sven-Christer Nilsson	86,000	100,000	—	—	—	—	186,000
William R. Nuti	95,000	100,000	—	—	—	—	195,000
Rodney O’Neal	103,000	100,000	—	—	—	—	203,000

(1)	Consists of annual retainer fees; Chairman, committee and/or committee chair fees; and board and committee meeting fees.

(2)	Represents the grant date fair value of stock awards.

For a discussion of the assumptions used in determining the compensation cost associated with stock awards, see note 12 of the Notes to the Consolidated Financial Statements in our annual report on Form 10-K for the year ended December 31, 2010. We did not issue stock options to outside directors as part of our 2010 outside director compensation program.

On May 11, 2010, we granted 24,213 RSUs, to each of our outside directors serving on our board in connection with their annual RSU, grant for 2010. The grant date fair market value of the 2010 RSU grant to each of our outside directors is $100,000, which is the product of the trading price of $4.13 per share at the close of market on the grant date multiplied by the number of RSUs granted.

Any new outside director joining our board receives a grant of prorated RSUs upon his or her appointment. The methodology for determining the number of potential RSUs awarded is described on page 16 under “— Restricted Stock Units.”

As of December 31, 2010, each of the outside directors held 24,213 stock awards in the form of RSUs. Although we issued no cash dividends in 2010, it is our policy that any cash dividend equivalents on the RSUs granted to the outside directors are reinvested into RSUs, which vest when the underlying RSUs vest.

As of December 31, 2010, V. Janet Hill was the only outside director that held outstanding option awards. Mrs. Hill held 129,749 option awards, all of which are vested. Options granted to Mrs. Hill were granted under the Nextel incentive equity plan prior to the Sprint-Nextel merger. Since the merger, we have not issued stock options to our outside directors as part of our outside director compensation program.

(3)	Represents the charitable matching contributions made on the director’s behalf in 2010 under our Sprint Foundation matching gift program described on page 17 as follows: Mr. Bethune, $2,500 and Mr. Hance, $5,000.

Annual Retainers, Additional Retainers and Meeting Fees

Our outside directors are each paid $80,000 annually (which represents a $10,000 increase from prior years) plus meeting fees and the following additional retainers:

•	the Chairman receives an additional annual retainer of $150,000;

•	the Chair of the Audit Committee receives an additional annual retainer of $20,000;

•	the Chair of the Compensation Committee receives an additional annual retainer of $15,000; and

•	the Chairs of the Finance Committee, the Nominating Committee and any special committee each receive an additional annual retainer of $10,000.

For each meeting attended, we pay our outside directors the following fees:

•	$2,000 for board and committee meetings attended in person; and

•	$1,000 for board and committee meetings attended telephonically.

Our directors are entitled to participate in our Deferred Compensation Plan, a nonqualified and unfunded plan under which our outside directors can defer receipt of all or part of their annual and additional retainer fees and meeting fees into various investment funds and stock indices, including a fund that tracks our shares of common stock. In 2010, no directors participated in our Deferred Compensation Plan. Also, our directors may participate in our Directors’ Shares Plan, under which they can elect to use all or part of their annual and additional retainer fees and meeting fees to purchase shares of our common stock in lieu of receiving cash payments. Our outside directors can also elect to defer receipt of these shares. In 2010, no directors participated in our Directors’ Shares Plan. On an annual basis, our outside directors are given the opportunity to either enroll in or discontinue their participation in one or both of these plans. Our directors are also provided the opportunity to elect before the end of each calendar year to defer the receipt of shares underlying a portion of any RSU awarded in the following calendar year. Two of our directors elected to defer the receipt of shares underlying their 2011 RSU award vesting in 2012.

Restricted Stock Units

Beginning in 2011, each of our outside directors will receive a targeted annual grant of $110,000 in RSUs representing shares of our common stock. For 2010, each of our outside directors received a targeted annual grant of $100,000 in RSUs. Generally, the RSUs are granted each year on the date of the annual meeting of shareholders and each grant vests in full upon the subsequent annual meeting. Any new outside board member joining our board receives a grant of prorated RSUs upon his or her appointment that vests in full upon the subsequent annual meeting. The dollar value of the outside directors’ targeted annual grant is prorated for the time period between the date of the director’s initial appointment to our board and the date of the subsequent annual meeting. The prorated RSU grant is intended to offer a competitive compensation package to our outside directors, immediately align the interests of outside directors with our shareholders’ interests and be prorated consistent with the manner in which the cash retainers are paid upon an outside director joining our board.

Stock Ownership Guidelines

Our director stock ownership guidelines require our outside directors to hold equity or equity interests in our shares with a fair value of at least three times the annual retainer fee. Each outside director is expected to meet this ownership level by the third anniversary of the director’s initial election or appointment to our board. Our director stock ownership guidelines provide our board with flexibility to grant exceptions based on its consideration of individual circumstances. As of December 31, 2010, of the six current outside directors who have served on our board for three or more years, all six were in compliance with our director stock ownership guidelines. The same stock and stock equivalents that count towards the stock ownership guidelines for our executive officers (as described below under “Executive Compensation — Compensation Discussion and Analysis — Stock Ownership Guidelines”) are used to determine our outside directors’ compliance with the director stock ownership guidelines.

In addition, active outside directors are required to retain for a period of at least 12 months all shares or share equivalents (e.g., options or RSUs) received from us, except for shares sold for the payment of taxes as a result of shares becoming available to the outside director or delivered to pay for the acquisition of additional shares through the exercise of a stock option or otherwise. The 12-month period begins on the date any restrictions or vesting periods have lapsed on the shares or share equivalents (including stock options). The outside directors are subject to this holding period until they leave our board.

Other Benefits

We believe that it serves the interests of our company and our shareholders to enable our outside directors to utilize our communications services. Accordingly, each outside director is entitled to receive wireless devices, including accessories, and the related wireless service, wireline long distance services and long distance calling cards with a maximum limit of $12,000 per year. Outside directors may also receive specialized equipment, on an as-needed basis, with equipment valued at greater than $1,000 requiring Compensation Committee approval. In addition to the value of the communications service, the value of any additional services and features (e.g., ringers, call tones, directory assistance), and the value of the wireless devices, replacements and associated accessories are included in the value of the communications benefit. The value of any communications benefits realized by a director is subject to applicable income taxes, which taxes are paid by the director. There may be other circumstances in which devices are provided to board members (such as demonstration, field testing and training units, or devices for use while traveling internationally); these devices must be returned or they will be converted to a consumer account and applied toward the wireless devices under this communications benefit.

Under our charitable matching gifts program, the Sprint Foundation matches contributions made to qualifying organizations on a dollar-for-dollar basis, up to the annual donor maximum of $5,000. The annual maximum contribution per donor, per organization is $2,500. As described in the director compensation table, Messrs. Bethune, Glasscock and Hance were the only outside directors for whom the Sprint Foundation provided matching charitable contributions in 2010.

We currently do not offer retirement benefits to outside directors.

Corporate Governance Matters

Our board and senior management devote considerable time and attention to corporate governance matters. We maintain a comprehensive set of corporate governance initiatives that include the following:

•	refinement of our policies and goals with respect to the determination of executive compensation programs, including increasing emphasis on performance-based equity compensation, as further described below under “Executive Compensation — Compensation Discussion and Analysis”;

•	amending our bylaws to implement a right to call a special meeting of shareholders for the holders of at least ten percent of our outstanding shares of common stock;

•	amending our bylaws to permit our shareholders to take certain actions by written consent;

•	implementing a majority vote standard in an uncontested election of directors;

•	implementing an executive compensation clawback policy, which is discussed on page 35;

•	implementing a policy regarding independent executive compensation consultants, which is discussed on pages 31 and 32;

•	conducting annual board, committee and director self-evaluations;

•	declassification of our board;

•	adherence to strict independence standards for directors that meet or exceed NYSE listing standards;

•	requiring the outside directors to hold executive sessions without management present, no less than three times a year, at or in conjunction with regularly-scheduled board meetings;

•	requiring the Audit Committee, the Finance Committee, the Compensation Committee and the Nominating Committee to be composed entirely of independent directors;

•	publication on our website of our Corporate Governance Guidelines and charters for all standing committees of our board, which detail important aspects of our governance policies and practices;

•	maintaining limits on the number of other public company boards and audit committees on which our directors may serve;

•	maintaining a policy that prohibits our independent registered public accounting firm from providing professional services, including tax services, to any employee or board member or any of their immediate family members that would impair the independence of our independent registered public accounting firm;

•	maintaining stock ownership guidelines for senior vice presidents or above and outside directors; and

•	maintaining limits on payments made in any future severance agreement with any officer at the level of senior vice president or above as further described below under “Executive Compensation — Compensation Discussion and Analysis.”

We value the views of our shareholders and other interested parties. Consistent with this approach, our board has established a system to receive, track and respond to communications from shareholders and other interested parties addressed to our board or to our outside directors. A statement regarding our board communications policy is available at www.sprint.com/governance. Any shareholder or other interested party who wishes to communicate with our board or our outside directors may write to our General Counsel and Corporate Secretary, who is our Board Communications Designee, at the following address: Sprint Nextel Corporation, 6200 Sprint Parkway, Overland Park, KS 66251, KSOPHF0302-3B424, or send an email to boardinquiries@sprint.com. Our board has instructed the Board Communications Designee to examine incoming communications and forward to our board, or individual directors as appropriate, communications deemed relevant to our board’s roles and responsibilities. The Board has requested that certain types of communications not be forwarded, and redirected if appropriate, such as: spam, business solicitations or advertisements, resumes or employment inquiries, service complaints or inquiries, surveys, or any threatening or hostile materials. The Board Communications Designee will review all appropriate communications and report on the communications to the chair of or the full Nominating Committee, the full board, or the outside directors, as appropriate. The Board Communications Designee will take additional action or respond to letters in accordance with instructions from the relevant board source. Communications relating to accounting, internal accounting controls, or auditing matters will be referred promptly to members of the Audit Committee in accordance with our policy on communications with our board of directors.

Board Leadership Structure

Since 2007, our board has determined that designating an independent director to act as the non-executive Chairman serves the best interests of the company and our shareholders and the unique qualifications and skills of our non-executive Chairman. The Board believes that this structure enhances our board’s oversight of, and independence from, management, the ability of our board to carry out its roles and responsibilities on behalf of the shareholders and the Company’s overall corporate governance. In addition, each of our board’s standing committees, except the Executive Committee, consist entirely of independent directors, as determined on an annual basis by our board using the criteria set forth in our Corporate Governance Guidelines and described below.

James H. Hance, Jr. currently serves as our Chairman. As detailed in our Corporate Governance Guidelines, the responsibilities and authority of our Chairman are designed to facilitate our board’s oversight of management and ensure the appropriate flow of information between our board and management, and include the following:

•	determining an appropriate schedule for board meetings and seeking to ensure that the outside directors can perform their duties responsibly while not interfering with the operations of the company;

•	setting agendas for board meetings, with the understanding that agenda items requested on behalf of the outside directors will be included on the agenda;

•	determining the quality, quantity and timeliness of the flow of information from management that is necessary for the outside directors to perform their duties effectively and responsibly, with the understanding that the outside directors will receive any information requested on their behalf by the Chairman;

•	coordinating, developing the agenda for, chairing and moderating meetings of the outside directors;

•	acting as principal liaison between outside directors and the Chief Executive Officer, or CEO, on sensitive issues and, when necessary, ensuring the full discussion of those sensitive issues at board meetings;

•	providing input to the Compensation Committee regarding the CEO performance and meeting, along with the chair of the Compensation Committee, with the CEO to discuss our board’s evaluation;

•	assisting the Nominating Committee, our board and our company’s officers in assuring compliance with and implementation of the Corporate Governance Guidelines, and providing input to the Nominating Committee on revisions to the guidelines; and

•	providing input to the Nominating Committee regarding the appointment of chairs and members of the Audit Committee, the Compensation Committee, the Executive Committee, the Finance Committee and the Nominating Committee.

The Chairman and the other directors may, from time to time, with the CEO’s knowledge and in most instances with members of management present, meet with outside parties on issues of importance to all shareholders.

Each of our standing committees has a charter that describes such committee’s primary functions. A current copy of our Corporate Governance Guidelines and the charter for each standing committee of our board is available at www.sprint.com/governance or by email at shareholder.relations@sprint.com. Our charters and our Corporate Governance Guidelines were adopted by our board and are annually reviewed and revised as necessary.

Independence of Directors

Our board has adopted a definition of director independence that in several areas exceeds the listing standards of the NYSE. Our Corporate Governance Guidelines require that at least two-thirds of our board be independent. Under our Corporate Governance Guidelines, our board will determine affirmatively whether a director is “independent” on an annual basis and disclose these determinations in our annual proxy statement. That determination is set forth below. A director will not be independent unless our board, considering all relevant circumstances, determines that the director does not have a material relationship with us, including any of our consolidated subsidiaries. A director will not be independent if:

•	during the preceding five years, the director or an immediate family member (as defined below) of the director was employed by our company;

•	during any 12-month period in the last three years, the director or an immediate family member of the director received more than $120,000 per year in direct compensation from us, other than excluded compensation (as defined below);

•	during the preceding five years: (1) the director was affiliated with or employed by an independent registered public accounting firm that is or was the internal or external auditor of our company; (2) the director has an immediate family member who is a current partner of such firm; (3) the director has an immediate family member who is a current employee of such firm and personally works on our audit; or (4) the director or an immediate family member was a partner or employee of such firm and personally worked on our audit within that time;

•	during the preceding five years, an executive officer of our company served on the compensation committee of the board of another company that concurrently employed the director or an immediate family member of the director as an executive officer;

•	an executive officer of our company serves on the board of a company that employs the director or an immediate family member of the director as an executive officer;

•	during the current or previous fiscal year, the director or an immediate family member of the director accepted any payments (other than those arising from investments in our securities, excluded compensation, or other non-discretionary compensation) from us in excess of $45,000;

•	the director is an employee of, or an immediate family member of the director is an executive officer of, any company to which we made, or from which we received, payments (other than those arising solely from investments in our securities) that during any of the preceding three fiscal years exceeded the greater of 2% of the other company’s consolidated gross revenues or $1,000,000; or

•	the director is a partner in or controlling shareholder or executive officer of any organization to which we made, or from which we received, payments (other than those arising solely from investments in our securities) that during any of the preceding three fiscal years exceeded the greater of 3% of the recipient’s (i.e., our company’s or the other organization’s) consolidated gross revenues or $200,000.

Our board may determine that a director who does not meet the standards in the fifth, sixth or eighth bullet points above nevertheless is independent. Following any such determination, our board will disclose a detailed explanation of its determination in our annual proxy statement. In no event will our board make such determination for a director for more than two consecutive years.

Our board uses the following definitions to determine director independence:

•	“excluded compensation” means director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service;

•	“executive officer” has the meaning set forth in Rule 303A.02 of the NYSE, as amended from time to time; and

•	“immediate family member” means any person included in such term as it is defined in Rule 303A.02 of the NYSE or the rules and regulations of the SEC.

In determining the independence of the outside directors, our board considered whether our outside directors, their immediate family members, and the companies with which they are employed as an executive officer (if applicable) have any relationships with our company that would prevent them from meeting the independence standards listed above, as well as the listing standards of the NYSE. In performing its review, our board considered the responses provided by the outside directors in their director questionnaires and determined that the following director nominees for re-election at the 2011 annual meeting have no material relationship with our company and are independent using the definition described above: Mrs. Hill and Messrs. Bennett, Bethune, Glasscock, Hance, Ianna, Nilsson, Nuti and O’Neal. Based on these standards, each of our outside directors who are standing for re-election are independent directors. The Audit Committee, the Finance Committee, the Compensation Committee, and the Nominating Committee are composed entirely of independent directors.

Risk Management

The board takes an active role in overseeing management of the company’s risks, both through its own consideration of risks associated with our operations and strategic initiatives and through its committees’ consideration of various risks applicable to such committees’ areas of focus, which are comprised solely of independent directors. The Audit Committee reviews enterprise risks as part of its purpose to assist our board in fulfilling our board’s oversight responsibilities with respect to the company’s enterprise risk management program. The Audit Committee receives regular reports regarding enterprise risk management matters from members of management who oversee the company’s Corporate Audit Services and Internal Audit organization, or internal audit, and informs our board of such matters through regular committee reports. In addition to receiving regular reports from the Audit Committee concerning our enterprise risk management program, our board also reviews information concerning other risks through regular reports of its other committees, including information regarding financial risk management from the Finance Committee, compensation-related risk from the Compensation Committee and governance-related risk from the Nominating Committee.

Our management is responsible for day-to-day risk management. Our management and internal audit areas serve as the primary monitoring and testing function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for our ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the company and that our board leadership structure supports this approach.

Board Committees and Director Meetings

Board Meetings

During 2010, our board held seven meetings. Our board has the following standing committees: an Audit Committee, a Finance Committee, a Compensation Committee, an Executive Committee and a Nominating Committee. Directors are expected to devote sufficient time to prepare properly for and attend meetings of our board, its committees and executive sessions, and to attend our annual meeting of shareholders. All directors attended at least 75% of the meetings of our board and board committees on which they served during 2010, and all but one of the directors who served on our board at the time of our 2010 annual meeting attended that annual meeting.

Meetings of Outside Directors

In addition to board and committee meetings, our outside directors meet without management present at least three times per year in conjunction with regularly scheduled board meetings.

The Audit Committee

The primary purpose of the Audit Committee is to assist our board in fulfilling its oversight responsibilities with respect to:

•	the integrity of our financial statements and related disclosures, as well as related accounting and financial reporting processes;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications, independence, audit and review scope, and performance;

•	the audit scope and performance of our internal audit function;

•	our ethics and compliance program; and

•	our enterprise risk management program.

The Audit Committee also has sole authority for the appointment, retention, termination, compensation, evaluation and oversight of our independent registered public accounting firm. The committee’s principal responsibilities in serving these functions are described in the Audit Committee Charter.

Our code of ethics, The Sprint Nextel Code of Conduct, is available at www.sprint.com/governance or by email at shareholder.relations@sprint.com. It describes the ethical and legal responsibilities of directors and employees of our company and our subsidiaries, including senior financial officers and executive officers. All of our directors and employees (including all senior financial officers and executive officers) are required to comply with The Sprint Nextel Code of Conduct. In support of the ethics code, we have provided employees with a number of avenues for the reporting of potential ethics violations or similar concerns or to seek guidance on ethics matters, including a 24/7 telephone helpline. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by our employees of any concerns regarding questionable financial and non-financial matters to the Ethics Helpline at 1-800-788-7844, by mail to the Audit Committee, c/o Sprint Nextel Corporation, 6200 Sprint Parkway, Overland Park, KS 66251, KSOPHF0302-3B424, or by email to boardinquiries@sprint.com. Our Chief Ethics Officer reports regularly to the Audit Committee and annually to the entire board on our ethics and compliance program.

The Chair of the Audit Committee is Mr. Glasscock. The other members are Messrs. Bennett and Hance. Each of the members is financially literate and able to devote sufficient time to serving on the Audit Committee. Our board has determined that each of the Audit Committee members is an independent director under the independence requirements established by our board and the NYSE corporate governance standards. Our board has also determined that Messrs. Bennett, Glasscock and Hance each possess the qualifications of an “audit committee financial expert” as defined in the SEC rules. The Audit Committee met ten times in 2010.

The Finance Committee

The primary functions of the Finance Committee include:

•	reviewing and approving our financing activities consistent with the authorization levels set forth in our fiscal policy;

•	reviewing and making recommendations to our board on our capital structure, annual budgets, financial risk management, fiscal policy, investment policy and other significant financial initiatives; and

•	reviewing and approving proposed acquisitions, dispositions, mergers, joint ventures and similar transactions consistent with the authorization levels set forth in our fiscal policy.

The Chair of the Finance Committee is Mr. Bennett. The other members are Messrs. Glasscock and Hance. Each member of the Finance Committee satisfies the independence requirements established by our board and the independence requirements of the NYSE corporate governance standards. The Finance Committee met nine times in 2010.

The Compensation Committee

The primary functions of the Compensation Committee include:

•	discharging our board’s responsibilities relating to compensation of our executives in general and our principal senior officers in particular;

•	reporting on executive compensation in our annual proxy statement in accordance with applicable rules and regulations; and;

•	reviewing with management plans for the orderly development and succession of senior officers.

Additional information regarding the Compensation Committee’s processes and procedures can be found below in “Executive Compensation — Compensation Discussion and Analysis.” Generally, the committee’s primary processes for establishing and overseeing outside director compensation and the role of company personnel and compensation consultants are similar to those regarding executive compensation. Any appropriate changes to outside director compensation are made following recommendation to our board by the Compensation Committee. In accordance with its charter, the Compensation Committee may delegate authority to subcommittees or any committee member when appropriate.

The Chair of the Compensation Committee is Mr. Bethune. The other members are Mrs. Hill and Messrs. Nuti and O’Neal. Each member of the Compensation Committee satisfies the independence requirements established by our board and the independence requirements of the NYSE corporate governance standards. The Compensation Committee met nine times in 2010.

Compensation Committee Interlocks and Insider Participation

Mrs. Hill and Messrs. Bethune, Nuti and O’Neal served on the Compensation Committee during 2010. There were no compensation committee interlocks or insider participation during 2010.

The Executive Committee

The primary function of the Executive Committee is to exercise powers of our board on matters of an urgent nature that arise between regularly scheduled board meetings.

The Chair of the Executive Committee is Mr. Hesse. The other members are Mrs. Hill and Messrs. Bennett, Bethune, Glasscock and Hance. The Executive Committee did not meet in 2010.

The Nominating and Corporate Governance Committee

The primary function of the Nominating Committee is to ensure that our company has effective corporate governance policies and procedures and an effective board and board review process. In fulfilling this function, the committee:

•	assists our board by identifying individuals qualified to become directors;

•	recommends to our board for approval the director nominees for the next annual meeting of the shareholders;

•	recommends to our board for approval the chairs and members of each board committee; and

•	develops, reviews and recommends to our board corporate governance policies and practices designed to benefit our shareholders.

Director Nomination Process

In evaluating prospective candidates or current board members for nomination, the Nominating Committee considers all factors it deems relevant, including, but not limited to, the candidate’s:

•	character, including reputation for personal integrity and adherence to high ethical standards;

•	judgment;

•	knowledge and experience in leading a successful company, business unit or other institution;

•	independence from our company;

•	ability to contribute diverse views and perspectives;

•	business acumen; and

•	ability and willingness to devote the time and attention necessary to be an effective director — all in the context of an assessment of the needs of our board at that point in time.

The Nominating Committee reviews with our board the appropriate characteristics and background needed for directors. This review is undertaken not only in considering new candidates for board membership, but also in determining whether to nominate existing directors for another term. The committee determines the current director selection criteria and conducts searches for prospective directors whose skills and attributes reflect these criteria. To assist in the recruitment of new members to our board, the committee employs one or more third-party search firms. All approvals of nominations are determined by the full board.

Consistent with our Corporate Governance Guidelines, the Nominating Committee places a great deal of importance on identifying candidates having a variety of views and perspectives arising out of their individual experiences, professional expertise, educational background, and skills. In considering candidates for our board, the Nominating Committee considers the totality of each candidate’s credentials in the context of this standard.

It is the policy of the Nominating Committee also to consider candidates recommended by shareholders, using the same key factors described above for purposes of its evaluation. A shareholder who wishes to recommend a prospective nominee for our Board should notify the Corporate Secretary in writing with supporting material that the shareholder considers appropriate. The Nominating Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of our bylaws relating to shareholder nominations as described in “Nominations of Individuals to Serve as Directors” below.

Majority Voting

Our bylaws provide that each nominee for director in an uncontested election will be elected if the votes cast “for” that nominee exceed the votes cast “against” that nominee. Votes cast do not include abstentions and broker non-votes. The date for determining if an election is contested or uncontested has been set at 14 days before we file our definitive proxy statement. This requirement is intended to help us determine for our proxy statement whether director nominees will be elected under a majority or plurality standard prior to soliciting proxies.

Our Corporate Governance Guidelines provide that an incumbent nominee who receives fewer votes “for” than “against” in an uncontested election is expected to tender promptly his or her resignation. The committee will recommend, and our board will determine, whether or not to accept the tendered resignation within 90 days of the certification of the shareholder vote with respect to the director election. Our board’s decision will be publicly disclosed.

Our board agreed to permit the rights issuable pursuant to our rights plan to expire in June 2007 in accordance with the plan. We currently do not have a shareholder rights plan in place.

The Chair of the Nominating Committee is Mrs. Hill. The other members are Messrs. Bethune, Ianna, Nilsson and O’Neal. Each member of the Nominating Committee satisfies the independence requirements established by our board and the independence requirements of the NYSE corporate governance standards. The Nominating Committee met five times in 2010.

Audit Committee Report

The Audit Committee has reviewed and discussed our audited consolidated financial statements with management. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

The Audit Committee met with senior management periodically during 2010 to consider the adequacy of our internal controls and discussed these matters with our independent registered public accounting firm and with appropriate financial personnel. The Audit Committee also discussed with senior management our disclosure controls and procedures and the certifications by our CEO and our Chief Financial Officer, or CFO, which are required for certain of our filings with the SEC. The Audit Committee met privately with the independent registered public accounting firm, our internal auditors and other members of management, each of whom has unrestricted access to the Audit Committee.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board that our audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

The Audit Committee
Larry C. Glasscock, Chair
Robert R. Bennett
James H. Hance, Jr.

Executive Compensation

Compensation Discussion and Analysis

This compensation discussion and analysis describes the current compensation program for our named executive officers, who are: Daniel R. Hesse, President and CEO; Robert H. Brust, CFO; Keith O. Cowan, President, Strategic Planning and Corporate Initiatives; Steven L. Elfman, President, Network Operations and Wholesale; and Robert L. Johnson, Chief Service Officer.

Executive Summary

Our compensation decisions in 2010 for our named executive officers were influenced strongly by our three key priorities that have remained unchanged for three years: customer experience is the foundation of building . . . a strong brand, which leads to attracting and retaining customers, fundamental to . . . generating operating cash flow.

Our incentive plans in 2010 have focused our executives on these priorities to drive our turnaround efforts. To that end, our 2010 performance objectives have compensated our executives for delivering results in:

•	postpaid subscriber churn — targeting improvements in customer experience;

•	4G subscriber additions — leveraging Sprint’s first-to-market advantage to further build a strong brand; and

•	net service revenue, adjusted OIBDA (Operating Income Before Depreciation and Amortization less severance, exit costs and other special items) and free cash flow — stabilizing revenues and managing costs so as to generate operating cash flow.

We built momentum during 2010 on these key priorities. Highlights of our performance that influenced the performance–based payments earned in 2010 by the named executive officers are:

•	Customer experience:

—	As recently reported by a national consumer magazine, we recently moved into a statistical tie for first as the best overall choice for national carriers of contract services.

—	The annual churn rate of 1.95% in 2010 represents the best annual churn rate in our history.

•	Brand:

—	We continued to improve as shown by our internal brand health metrics, which are “most want to investigate,” purchase consideration, first brand preference and positive brand momentum, each of which achieved best results ever in the second half of 2010.

—	The annual improvement of 2.7 million net postpaid subscriber results versus the previous year is unprecedented in the history of our industry, and our 1.1 million total net wireless subscriber additions in the fourth quarter 2010 was the best result in almost 5 years.

—	The HTC EVOtm 4G, which we introduced in June 2010, was the fastest-selling new device in our history.

•	Cash:

—	We maintained a strong liquidity position in 2010 by generating $2.5 billion in free cash flow.

—	After several years of decline, we stabilized net service revenues.

Free cash flow is the cash provided by our operating activities less the cash used in our investing activities other than short-term investments and equity-method investments during the applicable period; net service revenue is the total revenue (excluding revenue from equipment) from our postpaid and prepaid wireless business and our wireline segment, including wholesale and other non-equipment revenue sources.

As described in more detail below, our performance on our priorities influenced the named executive officer compensation decisions for 2010. Our compensation program has long been heavily weighted toward variable compensation, but for 2010 and continuing into 2011, it became increasingly based on performance objectives and targets. Our performance goals for named executive officer 2010 incentive compensation were appropriately balanced between short- and longer-term operating objectives under our key priorities that we view are the primary drivers of sustainable shareholder value creation and critical to our continued success. The amounts realized under our 2010 incentive compensation plans for our named executive officers are highly sensitive to the degree to which these objectives are achieved and to changes in shareholder value, and are appropriately balanced between cash and equity and current and deferred payments.

In 2010, our named executive officers received minimal perquisites, entitlements or non-performance-based compensation, with the exception of market-competitive salaries and modest benefits that are comparable to those provided to all employees. Our severance benefits also remained moderate, with change-in-control benefits payable only upon a change of control in connection with a termination of employment and no excise tax gross-ups. In addition, our named executive officers received no supplemental executive retirement plan benefits.

The mix of our fixed and variable compensation opportunities for 2010, as presented in tabular format and explained in more detail on page 31, can be illustrated by the following:

What follows is a discussion of the primary elements of our 2010 named executive officer compensation decisions illustrating the above points and the correlation of those compensation decisions to our 2010 performance.

Base Salary

Base salary is designed to attract and retain executives. Our named executive officers’ salaries are based on a number of factors, including the nature, responsibilities and reporting relationships of the position, individual performance of the executive, salary levels for incumbents in comparable positions at peer companies, as well as other executives within our organization, and experience and tenure of the executive. Consistent with our priority to improve cash flow, our named executive officers did not receive base salary increases in 2010. See “— Summary Compensation Table.”

Short-Term Incentive Compensation Plan (“STIC plan”)

Our STIC plan is our annual cash bonus plan used to create a strong financial incentive for achieving or exceeding critical operating and financial objectives, which we believe will ultimately result in an increase in shareholder value.

For the 2010 STIC plan, the Compensation Committee continued from the 2009 STIC plan using two six-month performance periods for determining the amount of plan payments because it wanted to maintain flexibility to revisit the performance criteria at mid-year. This flexibility enables the setting of goals that are sufficiently challenging to justify and support the costs associated with payout at various levels of performance. Such flexibility also protects against the possibility of a compensation windfall or deficit during a period in which the economic and telecommunications environment is still highly volatile. The first performance period was from January 1, 2010 through June 30, 2010, and the second was from July 1, 2010 through December 31, 2010. Each performance period had discrete performance objectives, and employees employed on December 31, 2010 vest in any payout for either period.

In February 2010, the Compensation Committee established financial and operational objectives and their respective weightings and targets for the first half-year performance period, and established their weightings and targets for the second half-year performance period in July 2010. The objectives were selected to support our key priorities as explained above, and the weightings were designed to emphasize stabilizing our revenues, which are crucial to our turnaround:

•	adjusted OIBDA, weighted at 25% for the first half; 20% for the second half;

•	postpaid churn, weighted at 20% for each half;

•	net service revenue, weighted at 45% for the first half; 40% for the second half; and

•	4G subscribers, weighted at 10% for the first half; 20% for the second half.

The increased weighting in 4G subscribers for the second performance period was to provide an incentive for executives to leverage the company’s marketplace position as the first national wireless carrier to deploy a 4G network and devices that use that network. The increased weighting drew equally from the weightings of the two other objectives that were weighted highest for the first half-year performance period.

These weighed objectives on an annualized basis are illustrated in support of our key priorities as follows:

To further our goal of tying a significant portion of each named executive officer’s total annual compensation to our business performance, our STIC plan provides for a payment equal to the named executive officer’s targeted opportunity only if our actual results meet the targeted objectives. Similarly, a payment in excess of a named executive officer’s targeted opportunity may be made if our actual performance exceeds the targeted objectives, a payment below opportunity may be made if our actual performance is below the target objectives but exceeded the minimum threshold level, and no payout would be made if our actual performance does not exceed the minimum threshold level. Further, under the terms of our STIC plan, the Compensation Committee retains the discretion to reduce the size of any award or payout.

With respect to adjusted OIBDA, our 2010 results were $5.719 billion relative to our target of $5.8 billion, so the payout associated with this objective was slightly below target. Our 2010 results for postpaid churn were 1.95% relative to our target of 2%, so the payout associated with this objective was above target. With respect to the net service revenue, we recognized $29.894 billion relative to our target of $29.969 billion, so the payout associated with this objective was also slightly below target. We do not disclose our 4G performance targets because to do so would result in competitive harm to us, however, the Compensation Committee established targets for reasonably expected growth in this new business for us. During 2010, our 4G subscriber base significantly exceeded our target achievement level for this objective, so the payout significantly exceeded the target payout level for this objective.

The Compensation Committee established an annual Section 162(m) objective for the named executive officers potentially subject to Section 162(m) at a small fraction of a percentage of our adjusted operating income excluding depreciation. The Compensation Committee exercised its discretion to make payments under the STIC plan at levels below the payout achieved under the Section 162(m) objective for 2010.

For the 2010 STIC plan, the Compensation Committee approved the aggregate payout percentage, as compared to targeted opportunity, for our named executive officers at approximately 114.6%.

Long-Term Incentive Compensation Plan (“LTIC plan”)

Our LTIC plan serves all of our compensation objectives, utilizing time-based vesting requirements to encourage retention, linking payment of performance-based awards to achievement of financial objectives critical to our long-term success, and granting equity awards to directly link executive interests with those of our shareholders.

Except for Mr. Brust as described below, the 2010 LTIC plan consisted of three types of awards granted by the Compensation Committee at its meeting in March 2010:

•	Performance units — 50 percent of our executives’ 2010 LTIC plan opportunity was in the form of performance units. Each unit has a value of $1, and executives earn a cash payout that vests 100% on December 31, 2012. The performance unit award is allocated one-third to three annual performance periods (2010, 2011, and 2012). For each annual performance period, the Compensation Committee establishes performance objectives and targets at the start of each single-year performance period, and the payout may range from 0 to 150% based on the achievement of these results.

We believe the establishment of three separate performance periods enhances our ability to maintain ongoing focus on achievement of the most critical milestones for the next three years that are integral to our continued improvement. It also allows our Compensation Committee to set appropriately aggressive, yet not unattainable, targets, as well as mitigate risk of a windfall if we were to experience unforeseen overachievement over a three-year period. To ensure that our executives remain focused on sustaining long-term performance, however, the payment of these performance-based awards will not occur until after the end of all three performance periods.

For 2010, the Compensation Committee established the following objectives, weighted equally to support our key priority to generate cash as noted above:

—	Free cash flow — this a measure that ensures that we meet our debt maturities and our planned capital expenditures; and

—	Net service revenue — this top-line measure captures key underlying trends of our operations.

Our free cash flow target for 2010 was $1.9 billion, against which our performance was $2.407 billion (as adjusted from our reported free cash flow of $2.512 billion to include the repayment of debt associated with an investment in which we held a controlling financial interest) and our net service revenue target for 2010 was $29.969 billion, against which our performance was $29.894 billion, resulting in a total weighted 123% achievement for 2010. The Compensation Committee also established a Section 162(m) objective for the named executive officers potentially subject to Section 162(m) at a small fraction of a percentage of our adjusted operating income excluding depreciation. The achieved result under the section 162(m) objective exceeded the achieved result under the free cash flow and net service revenue objectives.

The Compensation Committee retained the ability to change the performance objective for the second and third annual performance periods, but, at its meeting in early 2011, continued free cash flow and net service revenue, weighted equally, as the 2011 objectives for these awards, because generating cash remains critical to our continued improvement.

•	Performance-based RSUs — 30% of our executives’ 2010 LTIC plan opportunity was in the form of performance-based RSUs that vest 100% on March 16, 2013. Like the performance units described above, the award is allocated one-third to three annual performance periods (2010, 2011, and 2012) and vesting of the one-third allocated to 2010 was conditioned on achievement with respect to free cash flow and net service revenue objectives. Our free cash flow target for 2010 was $1.15 billion, against which our performance $2.407 billion (as adjusted from our reported free cash flow of $2.512 billion to include the repayment of debt associated with an investment in which we held a controlling financial interest) and our net service revenue target for 2010 was $28.559 billion, against which our performance was $29.894 billion, resulting in a total weighted 100% achievement for 2010. The free cash flow and net service revenue targets for the performance units were set at a more challenging level than those for the performance-based RSUs because of inherent differences in the awards. Specifically, performance below target results in forfeiture of the performance-based RSUs while performance below target for the performance units allows for payout albeit at amounts below target. The Compensation Committee also established a Section 162(m) objective for the named executive officers potentially subject to Section 162(m) at a small fraction of a percentage of our adjusted operating income excluding depreciation. The achieved result under the section 162(m) objective was the same as the achieved result under the free cash flow and net service revenue objectives.

The Compensation Committee retained the ability to change the performance objective for the second and third annual performance periods, but, at its meeting in early 2011, continued free cash flow and net service revenue, weighted equally, consistent with those for the performance units as described above.

•	Stock options — 20% of our executives’ 2010 LTIC plan opportunity was in the form of nonqualified stock options that vest ratably on each of the four anniversaries of the March 16, 2010 grant date, with an exercise price (the fair market value of our stock on the grant date) of $3.45. To determine the number of stock options to be delivered under the 2010 LTIC plan, we used a Black-Scholes valuation model discussed below in footnote 3 to the “— Summary Compensation Table.” Placing less weight on the stock option component of the 2010 LTIC plan was intended to mitigate a potential windfall associated with possible significant increases in our stock price, which we believe was depressed as of the grant date.

For Mr. Brust, pursuant to the terms of his amended employment agreement dated December 22, 2009, his 2010 LTIC plan target opportunity of $3 million was allocated equally in value in stock options and RSUs, all of which will vest on May 1, 2012, subject to compliance with non-compete and non-solicitation covenants under his employment agreement. The number of stock options granted is based on the estimated fair value of each option determined using the Black-Scholes valuation model. The number of RSUs awarded is based on the 30-day average closing price of our common stock.

A summary of the salary and target opportunities of the primary elements of compensation with respect to each of our named executive officers for 2010 is set forth in the table below:

			2010 Long-Term
		2010 Short-Term Incentive	Incentive
		Compensation Plan-	Compensation Plan
	Base	Target	Target
	Salary	Opportunity	Opportunity

Daniel R. Hesse	1,200,000	2,040,000	10,000,000
Robert H. Brust	1,000,000	1,300,000	3,000,000
Keith O. Cowan	725,000	906,250	2,500,000
Steven L. Elfman	650,000	812,500	3,000,000
Robert L. Johnson	460,000	460,000	1,280,000

The amounts indicated under the column entitled “2010 Long-Term Incentive Compensation Plan — Target Opportunity” represent the named executive officers’ 2010 LTIC plan target opportunity as opposed to the grant date fair value of, or the actual amount earned under, their 2010 LTIC plan awards. The grant date fair values of the 2010 LTIC performance-based RSU awards as reported in the “— Grants of Plan-Based Awards” table below differ from the respective portion of the named executive officers’ target opportunities above in part because the performance objectives and targets for two-thirds of those awards (for years 2011 and 2012), will not be established until the beginning of the respective performance periods. Further, the sum of all three years’ grant date fair values of the 2010 LTIC plan stock option and performance-based RSU awards for the named executive officers (the 2010 grant date fair value of awards for Mr. Brust) will differ from the respective portion of the target opportunities above because of the methodology used to convert the dollar value of the opportunities allocated to those awards to a number of shares underlying them as described in footnotes 2 and 3 to the “— Summary Compensation Table.” Finally, actual amounts earned by a named executive officer, if any, may be above or below the executive’s target opportunity and depend on a variety of factors, including whether the executive meets the applicable service- or performance-based vesting requirements, changes in our share price, and, in the case of the performance units, to what extent the applicable performance goals are attained.

Our Executive Compensation Philosophy

Our executive compensation program is designed to attract and retain qualified and experienced executives who can contribute to our growth and to motivate them to achieve critical operating and financial objectives we believe will promote our growth. The Compensation Committee uses strategies in determining our compensation programs and overall remuneration packages for the named executives officers that align the interests of our executives with those of our shareholders, mitigate the possibility that our executives undertake excessively risky business strategies and adhere to corporate governance best practices.

The Compensation Committee strives to limit non-performance based compensation and perquisites while delivering a total compensation package competitive within the marketplace in which we compete for talent in a tax- and financially-efficient manner. We tie a substantial portion of our executives’ remuneration opportunities directly to our performance through short- and long-term incentive compensation plans that include performance objectives most critical to driving our continued financial and operational improvement and long-term shareholder value. We believe our incentive compensation must strike a balance between rewarding achievement of our short-term objectives and rewarding long-term shareholder return and must be highly sensitive to the degree to which those results are realized. We consider the use of equity awards under our LTIC plan an important factor in encouraging our executives to think and act like owners of our company.

Role of Compensation Consultant and Executive Officers

For 2010 and year-to-date 2011, the Compensation Committee has retained Frederic W. Cook & Co., Inc., or Cook, as its independent compensation consultant. Cook provides no services to us other than advisory services for executive and director compensation and works with management only at the request and under the direction of the Compensation Committee. In 2008, to ensure independence, the Compensation Committee adopted a policy on executive compensation consultants that codifies this relationship. Representatives of Cook attend Compensation Committee meetings at the Compensation Committee’s request and make themselves available to, and do, provide guidance to the Compensation Committee on a variety of compensation issues as they arise. The primary point of contact at Cook frequently communicates with the chair of the Compensation Committee and interacts with all the Compensation Committee members without management present.

Cook has reviewed the compensation components and levels for our named executive officers and advised the Compensation Committee on the appropriateness of our compensation programs, including our incentive and equity-based compensation plans, retention incentives and proposed employment agreements, as these matters arose during the year. The Compensation Committee has directed that Cook provide this advice with a view toward our overall executive compensation philosophy as described above. Cook prepares benchmarking data discussed below, reviews the results with the Compensation Committee, and provides recommendations and an opinion on the reasonableness of new compensation plans, programs and arrangements.

In addition to its normal work in supporting the Compensation Committee and providing ongoing advice on compensation levels, design and trends, in 2010 Cook conducted a comprehensive review of our entire executive compensation program — including direct and indirect elements of compensation — to determine how the program operates in support of our short- and long-term financial and strategic objectives and how it aligns with evolving corporate governance “best practices.” Cook presented the findings of this comprehensive analysis to our board.

Our CEO periodically discusses the design of and makes recommendations with respect to our compensation programs and the compensation levels of our other named executive officers and certain key personnel with the Compensation Committee.

Our Process for Setting Executive Compensation

The Compensation Committee annually reviews the compensation packages of our named executive officers and other key personnel, as presented in the form of “tally sheets.” These tally sheets set forth all components of compensation, a summary of the outstanding equity holdings of each named executive officer as of year-end and the value of such holdings under various assumed share prices, the value of benefit plans and programs and perquisites. The tally sheets also set forth the estimated value that each of our named executive officers would realize upon separation under various scenarios.

The Compensation Committee did not directly use the tally sheets as a basis to determine or modify the compensation of the named executive officers. However, the Compensation Committee uses these tally sheets when considering adjustments to base salaries, and awards of equity-based or other remuneration and in establishing incentive plan target opportunity levels:

•	comparing each named executive officer’s total compensation against a similar position in our peer group;

•	understanding the impact of decisions on each individual element of compensation on total compensation for each named executive officer;

•	evaluating total compensation of each named executive officer from an internal equity perspective; and

•	assuring that equity compensation represents a portion of each named executive officer’s total compensation that is in line with our philosophy of motivating them to think and act like our shareholders.

Although the Compensation Committee reviews and considers the amounts realizable by our named executive officers under different termination scenarios, including those in connection with a change in control, as well as the current equity-based award holdings, these are not primary considerations in the assessment and determination of annual compensation for our named executive officers.

Use of Proxy Statement and Market Survey Benchmarking Data

To assist in setting total compensation levels that are reasonably competitive, the Compensation Committee reviews market trends in executive compensation and a competitive analysis prepared by Cook. This information is derived from the most recent proxy statement data of companies in a peer group of telecommunications and high-technology companies and, where limited in its functional position match to our executives, is supplemented with data on our peer group from a published compensation survey prepared by Towers Watson.

Taking into consideration the suggestions of Cook, the Compensation Committee determines companies for our peer group based on similarity of their business model and product offerings as well as comparability from a size perspective, including annual revenue, market capitalization, net income, enterprise value and number of employees. For example, our revenue is above the median of our peer group while our enterprise value is below the median. The Compensation Committee approved the use of the following 14 companies in our peer group for its 2010 executive compensation benchmarking analyses:

AT&T, Comcast, Computer Sciences, Dell, DIRECTV, Hewlett-Packard, Motorola, Qualcomm, Qwest Communications, Sun Microsystems, Texas Instruments, Time Warner Inc., Verizon and Xerox.

For 2010, Cook provided the Compensation Committee with an analysis of the compensation of the named executive officers of each of the peer group companies as well as a summary of data at the 25th percentile, median and 75th percentile for each element of compensation. Our pay philosophy is to target total compensation at the median of our peer group to reflect our relative position within it.

The Compensation Committee does not follow a specific formula in making its pay decisions, but rather uses benchmarks as a frame of reference and exercises its judgment by taking into consideration a multitude of other important factors such as experience, individual performance and internal pay equity. Furthermore, our executives’ realized pay is ultimately dependent on company performance. With respect to our named executive officers’ total targeted compensation for 2010, one of the officers was below median and four officers were above the median.

Other Components of Executive Compensation

Our named executive officers’ total rewards opportunities consist of a number of elements, in addition to those primary components described above, important to our compensation philosophy:

•	Employee Benefit Plans and Programs. Our compensation program includes a comprehensive array of health and welfare benefits in which our eligible employees, including our named executive officers, are eligible to participate. We pay all of the costs for some of these benefit plans and participants contribute a portion of the cost for other benefit plans.

•	Retirement Programs. Our retirement program consists of the Sprint Nextel 401(k) Plan, which provides participants, with our help of a profit sharing matching contribution opportunity and, beginning in 2011, a fixed matching contribution on up to 2% of eligible compensation, an opportunity to build financial security for their future. The amount of any matching contributions made by us to participating named executive officers is included in the “All Other Compensation” column of the “— Summary Compensation Table.”

•	Deferred Compensation. Our named executive officers are entitled to participate in the Sprint Nextel Deferred Compensation Plan, a nonqualified and unfunded plan, under which they may defer to future years the receipt of certain compensation in addition to that eligible under the 401(k) plan. We believe this plan helps attract and retain executives by providing the participant another tax efficient retirement plan. Participants may elect to defer up to 50% of base salary and 75% of STIC plan payments. Our plan provides for a matching contribution in an amount equal to that matching contribution percentage as of the end of the plan year under our 401(k) plan of eligible earnings above the applicable annual limit, to compensate highly-compensated employees for limitations placed on our 401(k) plan by federal tax law. Participants elect to allocate deferred and any matching contributions among one or more hypothetical investment options, which include one option that tracks our common stock and other options that track broad bond and equity indices, and may change hypothetical investment elections only four times a year and at least three months must elapse between each change. Participants may specify the form and timing of the future distributions in accordance with plan rules.

•	Personal Benefits and Perquisites. The few personal benefits and perquisites that we provide to our named executive officers are summarized in footnote 5 to the “— Summary Compensation Table” below. As a result of the recommendations contained in an independent, third party security study, the Compensation Committee established an overall security program for Mr. Hesse. Under the security program, we currently provide Mr. Hesse with residential security systems and equipment, and he is required to use our aircraft for non-business and business travel. We believe these measures ensure the safety of Mr. Hesse and enable him to devote his full attention to company business. Mr. Hesse is permitted to have his family accompany him on the corporate aircraft for business and non-business travel. Until May 2010, Mr. Brust’s employment agreement specifically permitted his personal use of our corporate aircraft, which was part of a comprehensive compensation package negotiated with him in 2008. The Compensation Committee determined that this provision was necessary in order to attract Mr. Brust, who had a very specific skill set that we desired, to work for us following his retirement from Eastman Kodak Company.

•	Executive Severance Policy. Severance to our named executive officers helps attract and retain high quality talent by (1) mitigating the risks associated with leaving their former employer or position and assuming the challenges of a new position with us, and (2) providing income continuity following an unexpected termination of employment. Under our executive severance policy, our board will seek shareholder approval for any future severance agreement or arrangement with a senior executive that provides (a) severance pay in excess of two times the senior executive’s base salary plus bonus and (b) continuation of group health, life insurance and other benefits in excess of 24 months following the executive’s termination. The policy permits without shareholder approval (x) accelerated vesting of RSUs, stock options and any other LTIC plan awards and (y) continued vesting during the severance period of any such awards. The policy also requires that we seek shareholder approval of any future severance agreement or arrangement that provides for the reimbursement of excise taxes imposed under IRC Section 4999 to a senior level executive. The severance benefits to which our named executive officers are entitled, as described in “— Potential Payments upon Termination of Employment or Change of Control,” are competitive within our peer group, allowing us to attract and retain a management team and secure our competitive advantage in the event of their departure through corresponding restrictive covenants.

•	Change of Control. If a transaction that could result in a change of control were under consideration, we expect that our named executive officers would face uncertainties about how the transaction may affect their continued employment with us. We believe it is in our shareholders’ best interest if our named executive officers remain employed and focused on our business through any transition period following a change of control and remain independent and objective when considering possible transactions that may be in shareholders’ best interests but possibly result in the termination of their employment. Our change of control benefits accomplish this goal by providing each eligible named executive officer with a meaningful severance benefit in the event that a change of control occurs and, within a specified time period of the change of control, his employment is involuntarily terminated without “cause” or voluntarily terminated for “good reason.”

The Sprint Nextel Change in Control Severance Plan, which we refer to as the CIC plan, provides severance benefits to a select group of senior management, including Messrs. Hesse, Cowan, Elfman and Johnson, in the event of a qualified termination of employment in connection with a transaction that results in a change of control. Mr. Brust does not participate in the CIC plan, but his employment agreement provides for certain benefits in the event of a termination in connection with such a transaction. Any of these benefits payable would be reduced to the extent of any severance benefit otherwise available under any other applicable policy, program or plan so that there would be no duplication of benefits. The benefits upon a change in control to which our named executive officers are entitled, as described in “— Potential Payments upon Termination of Employment or Change of Control,” are likewise competitive within our peer group.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits to $1 million the amount of non-performance-based remuneration that we may deduct from our taxable income in any tax year with respect to our CEO and the three other most highly compensated executive officers, other than the CFO, at the end of the year. Section 162(m) provides, however, that we may deduct from our taxable income without regard to the $1 million limit the full value of all performance-based compensation.

Our base salary and perquisites and other personal benefits are not considered performance-based remuneration and therefore are subject to the limit on deductibility. Our STIC plan and LTIC plan awards may be considered performance-based compensation if certain requirements are met, including among others that the maximum number of stock option or full value share awards and the maximum amount of other cash performance-based remuneration that may be payable to any one executive officer has been disclosed to and approved by shareholders prior to the award or payment.

The Compensation Committee considers Section 162(m) deductibility in designing our compensation program and incentive-based compensation plans. In general, we design our short-term and long-term incentives plans to be compliant with the performance-based compensation rules of Section 162(m) in order to maximize deductibility. However, in certain circumstances, the Compensation Committee has determined it necessary in order to retain executives and attract candidates for senior level positions to offer compensation packages in which the non-performance-based elements exceed the $1 million Section 162(m) limit.

The awards under our 2010 STIC plan and our 2010 LTIC plan are considered performance-based compensation under Section 162(m), except for (i) the performance unit award to Mr. Hesse allocated to the 2011 and 2012 calendar year performance periods, which exception was necessary due to the limits set under the LTIC plan, and (ii) the 2010 STIC plan award and the 2010 LTIC plan performance-based RSUs to Mr. Johnson due to the terms of his employment agreement.

Clawback Policy

We have a “clawback” policy, which provides that, in addition to any other remedies available to us under applicable law, we may recover (in whole or in part) any bonus, incentive payment, commission, equity-based award or other compensation received by certain executives, including our named executive officers, if our board or any committee of our board determines that (a) such bonus, incentive payment, commission, equity-based award or other compensation is or was based on any financial results or operating objectives that were impacted by the officer’s knowing or intentional fraudulent or illegal conduct, and (b) recovery is appropriate.

Stock Ownership Guidelines

We have stock ownership guidelines for our executive officers and other members of our senior management team. The board believes ownership by our senior executives of a meaningful financial stake in our company serves to align their interests with those of our shareholders. Our guidelines require that our CEO hold shares of our common stock with a value equal to five times his base salary, and that the other named executive officers hold shares of our common stock with a value equal to three times their respective base salaries. Eligible shares and share equivalents counted toward ownership include:

•	common or preferred stock, including those purchased through our Employee Stock Purchase Plan;

•	restricted stock or restricted stock units;

•	intrinsic value of vested, in-the-money stock options; and

•	share units held in our 401(k) plan and various deferred compensation plans.

Persons subject to the stock ownership guidelines have five years beginning on the date on which the person becomes subject to the ownership guidelines, or until December 31, 2012 if later, to achieve the ownership requirement. As of December 31, 2010, all of our named executive officers had met the stock ownership guidelines.

Other Compensation Decisions for 2010

Compensation of Robert Brust

In consideration of Mr. Brust’s continued employment with us beyond his initial employment term, Mr. Brust received a bonus of $400,000 during 2010.

Compensation of Steven Elfman

During 2010, Mr. Elfman was awarded a lump sum payment in the amount of $300,000 related to his successful leadership of the 2009 Network Advantage project, which was the outsourcing of the day-to-day execution of services and maintenance of our networks.

Compensation of Keith Cowan

In July 2010, we provided for the continued vesting and exercisability of Mr. Cowan’s then-current equity awards and a prorated payout of the performance units awarded under the 2009 and 2010 LTIC plans, notwithstanding the terms of such awards to the contrary, in consideration of his continued employment with us until the earliest of June 29, 2011, his resignation for “good reason” (as that term is defined in his employment agreement), his resignation mutually agreeable to us, or his involuntary termination not for cause.

2010 One-Time Stock Option Exchange Program

In 2010, our shareholders approved a one-time stock option exchange program that was designed to improve employee retention and engagement through the restoration of economic value to certain stock options held by some employees without creating a material additional expense to us. The named executive officers as of the date of the program were ineligible for the program; however, Mr. Johnson did participate in the program because he was not a named executive officer at the time of the exchange offer. The program allowed for certain underwater stock options to be exchanged for a smaller number of stock options with an exercise price set as the fair market value of our common stock on the date the replacement options were issued. Replacement stock options were granted on June 17, 2010 in exchange for eligible underwater stock options that holders elected to exchange. The replacement stock options vest 50% on June 17, 2011 and 50% on June 17, 2012. The per share exercise price for the replacement options issued in the stock option exchange is $4.64. The replacement options expire on June 17, 2017. Approximately 75% of the employees that were eligible for the program chose to participate in the program and 92% of the eligible options were exchanged for replacement options.

Analysis of Compensation Decisions for 2011

2011 STIC Plan

In February 2011, the Compensation Committee evaluated the overall effectiveness of our 2010 STIC plan and determined it was important to continue the flexibility of two six-month performance periods in order to set reasonable performance objectives in our rapidly evolving business and economic environment. While our 2010 STIC plan emphasized a drive toward revenue generation, the Compensation Committee determined that our 2011 STIC plan should balance our senior management team’s and other plan participants’ focus among our most critical financial and strategic objectives, which remain as growing service revenue and operating income while increasing subscriber growth and reducing churn. To that end, the Compensation Committee established the following objectives of our 2011 STIC plan for the first six-month performance period, each equally weighted at 20%:

•	net service revenue;

•	adjusted OIBDA;

•	postpaid churn;

•	postpaid net additions; and

•	prepaid net additions.

The Compensation Committee also established the targets for each performance objective for the first six-month performance period; the second six-month performance period objectives, weightings and targets will be set at the beginning of that performance period.

2011 LTIC Plan

Following evaluation of our recent LTIC plans and assessment of the near-term factors critical to driving long-term shareholder value, the Compensation Committee also established the terms of the 2011 LTIC plan. This plan continues granting the entirety of an executive’s targeted 2011 LTIC opportunity in the form of performance-based opportunities: 50% in performance units (approximately 49% for Mr. Hesse), 30% in performance-based restricted stock units (approximately 36% for Mr. Hesse) each with three-year cliff vesting and three annual performance periods consistent with the rationale for the design of the 2010 LTIC Plan as described under “Executive Summary — Long-Term Incentive Compensation Plan,” and 20% in non-qualified stock options (approximately 15% for Mr. Hesse) that vest in three equal portions on each of the first, second and third anniversaries of the grant date.

The 2011 LTIC plan continues our prior years’ focus on generating cash through establishing free cash flow and net service revenue as the equally-weighted performance objectives for the first annual performance period. The cash payout of the performance units may range from 0% to 150% based on achievement of the targets established under those objectives during the three performance periods, and the threshold and maximum payout level for the restricted stock units is 100% of target under those objectives. The Compensation Committee establishes targets for each performance period at the beginning of that period. The Compensation Committee may establish different objectives and weightings for the second and third annual performance periods.

For Mr. Hesse, the mix of LTIC plan awards was more heavily weighted by the Compensation Committee toward the components in which vesting is dependent on achievement of specific financial objectives. In particular, the numbers of shares underlying Mr. Hesse’s awards that are subject to performance-based vesting exceeds the number of shares underlying the awards that are subject to time-based vesting. This approach is intended to ensure that long-term compensation earned by our CEO, who is the executive most accountable to shareholders, is most sensitive to performance against long-term goals.

2011 Compensation Opportunities

As part of its annual evaluation of the balance of the primary elements of our executive compensation, in particular in relation to our peer group so as to promote retention and motivation of our executive talent, the Compensation Committee also decided to adjust certain executives’ compensation for 2011. Accordingly, Mr. Hesse’s STIC plan opportunity for 2011 increased from 170% of his base salary to 200% and his target LTIC plan opportunity for 2011 increased to $12 million from $10 million. For 2011, Mr. Elfman’s target LTIC plan opportunity increased to $3.25 million. Mr. Johnson’s annual base salary increased to $483,000 and his target LTIC plan opportunity for 2011 increased to $1.4 million.

New Chief Financial Officer Compensation

After finalizing a search for the replacement of Mr. Brust when he departs as CFO in 2011, the Compensation Committee approved an employment agreement for Joseph J. Euteneuer to be effective on his hire date, incorporating the terms of his compensation package, the primary components of which are: annual base salary of $775,000; STIC plan target opportunity of 130% of base salary; $3,500,000 in 2011 LTIC plan target opportunity; $500,000 sign-on bonus payable in two installments; and a sign-on award of 125,000 restricted shares of our common stock vesting on the third anniversary of his hire date. As part of our recruiting efforts, we agreed to pay Mr. Euteneuer’s legal fees in connection with the negotiation of his employment agreement.

Compensation Committee Report

The Compensation Committee has reviewed and discussed Sprint Nextel’s Compensation Discussion and Analysis with management. Based on these reviews and discussions, the Compensation Committee recommended to the board that Sprint Nextel’s Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee
Gordon M. Bethune, Chair
V. Janet Hill
William R. Nuti
Rodney O’Neal

Relationship of Compensation Practices to Risk Management

We have assessed whether there are any risks arising from our compensation policies and practices for our employees and factors that may affect the likelihood of excessive risk taking. Based on that review, we have concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on the company.

In coming to this conclusion our human resources department reviewed the company’s incentive plans, surveying sales and non-sales related compensation programs as well as, executive and non-executive compensation programs. Pay philosophies, performance objectives and overall incentive plan designs were reviewed. Human resources personnel discussed plan elements with representatives from the finance department and reviewed the assessment with representatives from the legal department. Design features were assessed to determine whether there is likelihood that incentive plans could encourage excessive risk-taking resulting in a material adverse effect on the company and to ensure that appropriate governance is in place to mitigate risk under unforeseen circumstances. The results of this assessment were reviewed by the Compensation Committee.

Summary Compensation Table

The table below summarizes the compensation of our named executive officers that is attributable to the fiscal years ended December 31, 2010, 2009, and 2008. The named executive officers are our CEO and president, our CFO, and our three other most highly compensated executive officers ranked by their total compensation in the table below.

Each of our named executive officers has an employment agreement with us. For more information regarding our compensation philosophy and a discussion of the elements of our compensation program, see “— Compensation Discussion and Analysis.”

						Non-Equity
				Stock	Option	Incentive Plan	All other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Daniel R. Hesse	2010	1,200,000	—	1,664,012	1,801,958	4,387,636	15,002	9,068,608
Chief Executive Officer	2009	1,200,000	—	708,333	9,060,764	1,322,634	42,365	12,334,096
and President	2008	1,200,000	—	9,006,226	2,315,195	2,651,388	287,228	15,460,037
Robert H. Brust	2010	1,000,000	400,000	1,367,034	1,265,918	1,489,670	200,682	5,723,304
Chief Financial Officer	2009	1,000,000	700,000	—	—	842,855	464,081	3,006,936
Joined 5-1-2008	2008	642,308	950,000	3,765,262	3,549,960	1,121,933	609,530	10,638,993
Keith O. Cowan	2010	725,000	—	447,253	450,490	1,550,971	1,536	3,175,250
President Strategic Planning	2009	725,000	1,000,000	208,333	2,664,932	587,567	9,800	5,195,632
and Corporate Initiatives	2008	725,000	500,000	4,503,112	1,157,600	1,177,854	95,057	8,158,623
Steven L. Elfman	2010	650,000	300,000	499,203	540,587	1,546,044	1,536	3,537,370
President Network Operations	2009	650,000	—	212,500	2,718,230	526,784	563,814	4,671,328
and Wholesale	2008	412,500	—	3,852,508	2,877,491	687,198	214,804	8,044,501
Joined 5-4-2008
Robert L. Johnson	2010	460,000	—	212,993	253,999	789,514	33,421	1,749,927
Chief Service Officer	2009	460,000	115,000	90,667	1,159,778	298,241	9,800	2,133,486
	2008	460,000	115,000	269,211	296,343	597,862	12,410	1,750,826

(1)	In 2010, represents a retention bonus for Mr. Brust; and bonus relating to Mr. Elfman’s successful leadership of a transaction with Ericsson.

(2)	Except for Mr. Brust, the value shown for 2010 is the sum of two awards: a performance unit award under the 2009 LTIC plan and a performance-based RSU award under the 2010 LTIC plan.

For the performance unit award, the value represents the target opportunity of performance units for the 2010 annual performance period as of the approval date of the Compensation Committee under the 2009 LTIC plan. The performance unit award is allocated one-third to each annual performance period for three years (2009-2011). Each annual performance target is set by the Compensation Committee at the start of each respective single-year performance period, and the payout of the performance unit award may range from 0% to 200% based on the achievement of specified results. The award is payable in cash or unrestricted shares of our common stock, at the discretion of the Compensation Committee, no later than March 15, 2012. If paid in shares, the number of shares awarded will be determined by dividing the payout amount by the average high and low price of our shares on the date the Compensation Committee approves the form of payment. For 2010, the performance unit award was based on the Company’s achievement of specified results with respect to free cash flow and net service revenue, equally weighted, and the achievement on the objectives was 123.3% of target.

For the performance-based RSU award, the value represents the grant date fair market value for the 2010 annual performance period as of the approval date of the Compensation Committee under the 2010 LTIC Plan. The RSUs vest on the third anniversary of the grant, but are also subject to performance-based vesting conditions. The restricted stock units are allocated one-third to each annual performance period for three years (2010-2012). Each annual performance target is set by the Compensation Committee at the start of each respective single year performance period. Based on achievement of specified results with respect to free cash flow and net service revenue in 2010, the restricted stock units allocated to 2010 will vest on March 16, 2013 see “— Compensation Discussion and Analysis — Executive Summary — Long-Term Incentive Compensation.” The number of performance-based RSUs granted was determined based on the 30-day average closing price of our stock, consistent with our practice in prior years as described more fully in the following footnote, whereas the grant date fair value reported for 2010 reflects the closing price on the grant date.

(3)	Represents the grant date fair value of options granted in 2010. The grant date fair value reported in 2010 is lower than the respective portion of the target opportunities disclosed on page 31 because of the methodology used, consistent with our practice in prior years, to determine the number of stock options to be delivered under the LTIC plan. Under that methodology, which is commonly used to alleviate short-term fluctuations in the stock price used in the conversion from dollar-denominated awards to shares, we calculate an average closing price of our stock over a 30 trading day period before the grant (for the 2010 LTIC plan, that period ended on February 5, 2010 and the average stock price was $3.61). The Black-Scholes value was $2.20 using this average price per share. The target dollar value to be delivered in stock options is then divided by the Black-Scholes value to determine the number of stock options granted to the participant. The number of stock options granted is then multiplied by the Black-Scholes value of $1.98 ($1.86 for Mr. Brust) which is determined based on the closing price as of the grant date. The use of this methodology resulted in granting equity value in 2010 equal to approximately 90% of the 2010 LTIC plan target opportunity allocable to stock options because our stock price decreased after determination of the 30-day average stock price and prior to the issuance of the equity awards.

(4)	The value shown for 2010 is the sum of two amounts: the payout under the 2010 STIC and a performance unit award under the 2010 LTIC plan.

With respect to the 2010 STIC plan, each named executive officer received a payout of approximately 114.6% of their targeted opportunity based on actual performance in 2010 compared to two semi-annual company-wide financial and operating objectives under our 2010 plan as follows: Mr. Hesse — $2,337,636; Mr. Brust — $1,489,670; Mr. Cowan — $1,038,471; Mr. Elfman — $931,044; and Mr. Johnson — $527,114. For more information regarding our STIC plan, see “— Compensation Discussion and Analysis — Executive Summary — Short-Term Incentive Compensation Plan.”

With respect to the performance units under the 2010 LTIC plan, the amount shown includes, for 2010, the amount earned with respect to performance units granted by the Compensation Committee on March 16, 2010. The performance unit award is allocated one-third to each annual performance period for three years (2010-2012) and is payable in cash after the end of 2012. Each annual performance target is set by the Compensation Committee at the start of each respective single-year performance period, and the payout of the performance unit award may range from 0% to 150% based on the achievement of specified results. For 2010, the performance unit award was based on the Company’s achievement of specified results with respect to free cash flow and net service revenue and the achievement on the objective was 123% of target.

(5)	Consists of: (a) amounts contributed by us under our 401(k) and deferred compensation plans, (b) amounts paid in reimbursement of relocation expenses and relocation-related allowances, (c) perquisites and other personal benefits and (d) tax gross-up payments made in connection with relocation reimbursements and other benefits, as follows:

		Company		Perquisites
		Contributions to	Relocation-	and Other
		401(k) and Deferred	Related	Personal	Tax Gross-Up
	Year	Compensation Plans	Expenses	Benefits(a)	Payments

Mr. Hesse	2010	1,536	—	13,466	—
Mr. Brust	2010	1,536	—	199,146	—
Mr. Cowan	2010	1,536	—	—	—
Mr. Elfman	2010	1,536	—	—	—
Mr. Johnson	2010	1,536	18,945 (b)	—	12,940 (b)

(a)	The Compensation Committee established an overall security program for Mr. Hesse. Under the security program, we provided Mr. Hesse with residential security systems and equipment and he was required to use our aircraft for non-business as well as business travel. Mr. Hesse was permitted to have his family accompany him on the corporate aircraft for business and non-business travel.

The perquisites and other personal benefits received by Mr. Hesse in 2010 consisted of: non-business use of our corporate aircraft by Mr. Hesse, which had an incremental cost to us of $5,887; costs for security services for Mr. Hesse’s residence, which had an incremental cost to us of $7,579; and personal IT and tech support. In 2010, family members of Mr. Hesse occasionally accompanied him on our corporate aircraft at no or de minimis incremental cost to us.

The perquisites and other personal benefits received by Mr. Brust consisted of non-business use of our corporate aircraft and use of chartered aircraft, which had an incremental cost to us in 2010 of $199,146, and personal IT and tech support. In 2010, family members of Mr. Brust occasionally accompanied him on our corporate aircraft at no or de minimis incremental cost to us. In December 2009, we amended Mr. Brust’s employment agreement to limit his use of our corporate aircraft after May 2010.

The incremental cost of use of our aircraft is calculated by dividing the total variable costs (such as fuel, aircraft maintenance, engine warranty expense, contract labor expense and other trip expenses) by the total flight hours for such year and multiplying such amount by the individual’s total number of flight hours for non-business use for the year.

The perquisites and other personal benefits received by Mr. Elfman in 2008 and 2009 included in the All Other Compensation column consisted of repayment of legal fees in a lawsuit filed against him by his former employer, which was dismissed in 2009.

(b)	Consistent with our objective to attract and retain a high-performing executive management team, we may recruit candidates from throughout the U.S. to fill executive level openings and will reimburse the newly hired executive for relocation costs. To the extent such reimbursement is taxable to the recipient, we may also provide a cash payment to the recipient to offset the tax payable on such reimbursement, in whole or in part, taking into account the tax payable by the recipient on such tax gross-up as well.

Grants of Plan-Based Awards

The table below summarizes awards under our short- and long-term incentive plans, and other option awards, to our named executive officers in 2010. These awards consisted of the following:

•	Awards granted pursuant to our 2010 STIC plan, which is our annual cash incentive compensation plan;

•	Stock options, performance units and performance-based RSUs granted pursuant to our 2010 LTIC plan, which is our long-term incentive compensation plan; and

•	Stock options granted to Mr. Johnson in connection with our 2010 Stock Option Exchange Program.

											All Other		All Other
											Stock		Option
											Awards:		Awards:		Exercise		Grant Date
											Number of		Number of		or Base		Fair Value
		Estimated Future Payouts Under						Estimated Future Payouts Under			Shares of		Securities		Price of		of Stock
		Non-Equity Incentive Plan Awards						Equity Incentive Plan Award			Stock or		Underlying		Option		and Option
	Grant	Threshold		Target		Maximum		Threshold	Target	Maximum	Units		Options		Awards		Awards
Name	Date	($)		($)		($)		($)(3)	($)(3)	($)(3)	(#)		(#)		($/Sh)		($)

Daniel R. Hesse	03/16/2010	510,000	(1)	2,040,000	(1)	4,080,000	(1)	177,083	708,333	1,416,667	277,008	(4)	909,091	(5)	3.45	(5)	3,465,969	(8)
	03/16/2010	1,250,000	(2)	5,000,000	(2)	7,500,000	(2)	—	—	—	—		—		—		—
Robert H. Brust	02/25/2010	—		—		—		—	—	—	415,512	(6)	681,818	(6)	3.29	(6)	2,632,952
	03/16/2010	325,000	(1)	1,300,000	(1)	2,600,000	(1)	—	—	—	—		—		—		—
Keith O. Cowan	03/16/2010	226,563	(1)	906,250	(1)	1,812,500	(1)	52,083	208,333	416,667	69,252	(4)	227,273	(5)	3.45	(5)	897,742	(8)
	03/16/2010	312,500	(2)	1,250,000	(2)	1,875,500	(2)	—	—	—	—		—		—		—
Steven L. Elfman	03/16/2010	203,125	(1)	812,500	(1)	1,625,000	(1)	53,125	212,500	425,000	83,102	(4)	272,727	(5)	3.45	(5)	1,039,789	(8)
	03/16/2010	375,000	(2)	1,500,000	(2)	2,250,000	(2)	—	—	—	—		—		—		—
Robert L. Johnson	03/16/2010	115,000	(1)	460,000	(1)	920,000	(1)	22,667	90,667	181,334	35,457	(4)	116,364	(5)	3.45	(5)	443,645	(8)
	03/16/2010	160,000	(2)	640,000	(2)	960,000	(2)	—	—	—	—		—		—		—
	06/17/2010	—		—		—		—	—	—	—		70,715	(7)	4.64	(7)	23,348

(1)	Represents the threshold, target and maximum estimated possible payouts under our 2010 STIC plan. Payouts under the 2010 STIC plan, which were based on our 2010 actual performance compared to the financial and operating objectives of the plan, were made at approximately 114.6% of each named executive officer’s target opportunity, and are reflected in the “— Summary Compensation Table” in the column entitled “Non-Equity Incentive Plan Compensation.” Each performance objective under the plan had a threshold achievement level, below which there would be no payout, a target achievement level, at which the target opportunity would be paid, and a maximum achievement level, at which 200% of the target would be paid for each half-year performance period. For purposes of this table, the minimum estimated possible payout assumes that the threshold achievement level was satisfied. For more information on the 2010 STIC plan, see “— Compensation Discussion and Analysis — Executive Summary Short-Term Incentive Compensation Plan.”

(2)	Represents the threshold, target and maximum estimated possible payouts in performance units granted by the Compensation Committee on March 16, 2010 under the 2010 LTIC plan.

(3)	Represents the target opportunity of performance units for the 2010 annual performance period as of the approval date of the Compensation Committee under the 2009 LTIC plan. The performance unit award is allocated one-third to each annual performance period for three years (2009-2011). Each annual performance target is set by the Compensation Committee at the start of each respective single-year performance period, and the payout of the performance unit award may range from 0% to 200% based on the achievement of those specified results. The award is payable in cash or unrestricted shares of our common stock, at the discretion of the Compensation Committee, after the end of 2011. If paid out in shares, the number of shares awarded will be determined by dividing the payout amount by the average high and low price of our shares on the date the Compensation Committee approves the form of payment. For 2010, the performance unit award was based on the Company’s achievement of specified results with respect to free cash flow and the achievement on the objective was 123.3% of target.

(4)	Represents a performance-based RSU award granted under our 2010 LTIC plan, which is subject to adjustment in accordance with the performance objectives. Vesting occurs 100%, as adjusted for payment in each of the three performance periods ending on December 31, 2012, on March 16, 2013. In early 2010, the Compensation Committee set for the 2010 LTIC plan performance period our free cash flow target at $1.9 billion, against which our performance was $2.407 billion (as adjusted from our reported free cash flow of $2.512 billion to include the repayment of debt associated with an investment in which we held a controlling financial interest) and our net service revenue target at

$29.969 billion, against which our performance was $29.894 billion, resulting in a total weighted 100% achievement for 2010.

(5)	Represents stock options granted under our 2010 LTIC plan. Vesting occurs in equal installments on each of March 16, 2011, March 16, 2012, March 16, 2013 and March 16, 2014.

(6)	Represents an option and RSU award granted under our 2010 LTIC plan. Vesting occurs 100% on May 1, 2012.

(7)	Represents option awards granted pursuant to our Offer to Exchange Certain Outstanding Stock Options for New Stock Options dated May 17, 2010. Vesting occurs in equal installments on each of June 17, 2011 and June 17, 2012.

(8)	Amounts included represent the grant date fair value of 1/3 of the total 2010 performance-based RSU awards under our 2010 LTIC plan, the grant date fair value of 2010 LTIC plan stock options and the target opportunity related to performance units for the 2010 annual performance period under the 2009 LTIC plan. The total number of performance-based RSUs awarded is set forth below.

Name	2010 Performance-Based RSUs	1/3 of 2010 Performance-Based RSUs

Daniel R. Hesse	831,025	277,008
Keith O. Cowan	207,756	69,252
Steven L. Elfman	249,307	83,102
Robert L. Johnson	106,371	35,457

The grant date fair value of the 2010 performance-based RSUs for the 2010 performance period is set forth below.

Name	1/3 of 2010 Performance-Based RSUs

Daniel R. Hesse	$955,678
Keith O. Cowan	238,919
Steven L. Elfman	286,702
Robert L. Johnson	122,327

Includes grant date fair value of options granted on March 16, 2010 as follows:

Name	2010 Options

Daniel R. Hesse	$1,801,958
Keith O. Cowan	450,490
Steven L. Elfman	540,587
Robert L. Johnson	230,651

Includes the target opportunity of performance units for the 2010 annual performance period under the 2009 LTIC Plan, as follows:

Name	2009 Performance Units

Daniel R. Hesse	$708,333
Keith O. Cowan	208,333
Steven L. Elfman	212,500
Robert L. Johnson	90,667

Options Exercised and Stock Vested

The table below summarizes option awards that were exercised and stock awards that vested in 2010 with respect to each of our named executive officers.

	Option Awards		Sprint Nextel Stock Awards
	Number of		Number of
	Shares	Value	Shares		Value
	Acquired on	Realized on	Acquired on		Realized on
	Exercise	Exercise	Vesting		Vesting
Name	(#)	($)	(#)		($)(1)

Daniel R. Hesse	—	—	239,636	(2)	1,002,877
Robert H. Brust	—	—	234,742	(3)	1,019,954
Keith O. Cowan	—	—	170,532	(4)	738,404
Steven L. Elfman	—	—	129,032	(5)	537,418
Robert L. Johnson	—	—	35,833	(6)	119,503

(1)	Amounts reflect the market price of the underlying common stock on the day the RSU award vested multiplied by the number of shares that vested.

(2)	Pursuant to his employment agreement, 239,636 of these RSUs vested, but the shares of common stock will not be delivered to Mr. Hesse until seven months after his date of termination.

(3)	Mr. Brust surrendered 97,301 shares of common stock receivable upon the vesting of this RSU award to satisfy tax withholding obligations, resulting in Mr. Brust receiving 137,441 shares of our common stock.

(4)	Mr. Cowan surrendered 61,166 shares of common stock receivable upon the vesting of these RSU awards to satisfy tax withholding obligations, resulting in Mr. Cowan receiving 109,366 shares of our common stock.

(5)	Mr. Elfman surrendered 50,479 shares of common stock receivable upon the vesting of this RSU award to satisfy tax withholding obligations, resulting in Mr. Elfman receiving 78,553 shares of our common stock.

(6)	Mr. Johnson surrendered 13,562 shares of common stock receivable upon the vesting of this RSU award to satisfy tax withholding obligations, resulting in Mr. Johnson receiving 22,271 shares of our common stock.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes option and equity awards outstanding as of December 31, 2010 held by each of our named executive officers.

	Option Awards						Stock Awards
										Equity
										Incentive		Equity
										Plan		Incentive
										Awards:		Plan
										Number		Awards:
										of		Market or
										Unearned		Payout
										Shares,		Value of
							Number of		Market	Units, or		Unearned
	Number of		Number of				Shares or		Value	Other		Shares,
	Securities		Securities				Units of		of Shares or	Rights		Units, or
	Underlying		Underlying				Stock That		Units of Stock	That		Other Rights
	Unexercised		Unexercised		Option	Option	Have Not		That Have	Have Not		That Have
	Options (#		Options (#		Exercise	Expiration	Vested		Not Vested	Vested		Not Vested
Name	Exercisable)		Unexercisable)		Price ($)	Date	(#)		($)(1)	(#)		($)(1)

Daniel R. Hesse	—		909,091	(2)	3.45	03/16/2020	2,016,256	(6)	3,952,928	1,262,350	(7)	3,051,825	(7)
	737,847	(3)	2,213,542	(3)	3.59	02/25/2019	—		—	—		—
	342,231	(4)	171,116	(4)	6.52	03/26/2018	—		—	—		—
	1,000,000	(5)	—		13.91	12/17/2017	—		—	—		—
	1,000,000	(5)	—		16.69	12/17/2017	—		—	—		—
	1,275,000	(5)	—		19.47	12/17/2017	—		—	—		—
Robert H. Brust	—		681,818	(8)	3.29	02/25/2020	650,254	(10)	2,750,574	—		—
	338,600	(9)	338,601	(9)	8.02	05/01/2018	—		—	—		—
Keith O. Cowan	—		227,273	(2)	3.45	03/16/2020	647,209	(11)	1,391,860	346,837	(7)	794,205	(7)
	217,014	(3)	651,042	(3)	3.59	02/25/2019	—		—	—		—
	171,116	(4)	85,558	(4)	6.52	03/26/2018	—		—	—		—
	473,485	(5)	—		21.48	07/09/2017	—		—	—		—
Steven L. Elfman	—		272,727	(2)	3.45	03/16/2020	604,876	(12)	1,185,875	378,705	(7)	915,547	(7)
	221,354	(3)	664,063	(3)	3.59	02/25/2019	—		—	—		—
	102,669	(4)	51,335	(4)	7.89	05/04/2018	—		—	—		—
	435,730	(5)	—		9.47	05/04/2018	—		—	—		—
Robert L. Johnson	—		116,364	(2)	3.45	03/16/2020	258,080	(14)	505,973	161,581	(7)	390,633	(7)
	94,444	(3)	283,334	(3)	3.59	02/25/2019	—		—	—		—
	43,805	(4)	21,903	(4)	6.52	03/26/2018	—		—	—		—
	—		70,715	(13)	4.64	06/17/2017	—		—	—		—

(1)	Market value is based on the closing price of a share of our common stock of $4.23 on December 31, 2010. Our performance units are valued at $1.00 per unit. This represents the grant date fair value of performance units granted in 2009. The performance unit award is allocated one-third to each annual performance period for three years (2009-2011). Each annual performance target is set by the Compensation Committee at the start of each respective single-year performance period, and the payout of the performance unit award may range from 0% to 200% based on the achievement of those specified results. The award is payable in cash or unrestricted shares of our common stock after the end of the third year at the discretion of the Compensation Committee. If paid out in shares, the number of shares granted will be determined by dividing the payout amount by the average high and low price of our common stock on the date the Compensation Committee approves the form of payment. For 2010, the performance unit award was based on the company’s achievement of specified results with respect to free cash flow and net service revenue and was only payable in cash or shares.

(2)	Stock options vest/vested 25% on March 16, 2011, March 16, 2012, March 16, 2013 and March 16, 2014.

(3)	Stock options vest/vested 25% on February 25, 2010, February 25, 2011, February 25, 2012 and February 25, 2013.

(4)	Stock options vest/vested 33 1/3% on February 11, 2009, February 11, 2010 and February 11, 2011.

(5)	Stock options fully vested.

(6)	Includes RSU awards that vest as follows:

• 322,581 on February 11, 2011; and
• 277,008 on March 16, 2013.
Includes 1,416,667 performance units.

(7)	Includes:

	RSU Awards	Performance Units

Daniel R. Hesse	554,017	708,333
Keith O. Cowan	138,504	208,333
Steven L. Elfman	166,205	212,500
Robert L. Johnson	70,914	90,667

With respect to performance-based RSU awards under the 2010 LTIC plan and performance unit awards under the 2009 LTIC plan, we are disclosing the entire awards valued as of December 31, 2010 in order to provide you with a more complete disclosure of the enhanced grant opportunity provided to the participating named executive officers. Under accounting rules, however, certain portions of the disclosed awards are not considered granted as of December 31, 2010 because the related performance objectives had not yet been established.

(8)	Stock options vest 100% on May 1, 2012.

(9)	Stock options vest/vested 50% on May 1, 2010 and May 1, 2011.

(10)	RSU awards vest as follows:

• 234,742 on May 1, 2011; and
• 415,512 on May 1, 2012.

(11)	Includes RSU awards that vest as follows:

• 161,290 on February 11, 2011; and
• 69,252 on March 16, 2013.
Includes 416,667 performance units.

(12)	Includes RSU awards that vest as follows:

• 96,774 on February 11, 2011; and
• 83,102 on March 16, 2013.
Includes 425,000 performance units.

(13)	Stock options vest 50% on June 17, 2011 and June 17, 2012.

(14)	Includes RSU awards that vest as follows:

• 41,290 on February 11, 2011; and
• 35,457 on March 16, 2013.
Includes 181,333 performance units.

Pension Benefits

None of our named executive officers are entitled to pension benefits from us.

Nonqualified Deferred Compensation

Each named executive officer is entitled to participate in the Sprint Nextel Deferred Compensation Plan, a nonqualified and unfunded plan under which they may defer to future years the receipt of certain compensation. None of our named executive officers participated in this plan with respect to compensation earned during 2010. Mr. Hesse had an aggregate balance of $444,532 as of December 31, 2010. For more information on the deferred compensation benefits available to our named executive officers, see “— Compensation Discussion and Analysis — Other Components of Executive Compensation — Nonqualified Deferred Compensation.”

Potential Payments upon Termination of Employment or Change of Control

The amounts shown in the tables and discussed in the narratives below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees upon termination of employment, including accrued salary and vacation pay, distribution of balances under our 401(k) plan and deferred compensation plans available for eligible employees. For more information on the deferred compensation benefits available to our named executive officers, see “— Compensation Discussion and Analysis — Other Components of Executive Compensation — Nonqualified Deferred Compensation.”

Definitions

For purposes of the discussion below regarding potential payments upon termination of employment or change of control, the following are the definitions for “change of control,” “cause” and “good reason.” These definitions are summaries, and each applicable employment agreement between us and a named executive officer and each applicable plan document sets forth the relevant definition in full.

“Change of control” generally means:

•	the acquisition by a person or group of 30% or more of Sprint’s voting stock;

•	a change in the composition of a majority of our directors;

•	the consummation of a merger, reorganization, business combination or similar transaction after which Sprint’s shareholders do not hold more than 50% of the combined entity; the members of Sprint’s board of directors do not constitute a majority of the directors of the combined entity; or a person or group holds 30% or more of the voting securities of the combined entity; or

•	the liquidation or dissolution of Sprint.

We generally have “cause” to terminate the employment of a named executive officer involuntarily where that officer materially breaches his employment agreement, fails to perform his duties, intentionally acts in a manner that is injurious to us or violates our code of conduct.

“Good reason” generally means, without the named executive officer’s consent, the occurrence of any of the following:

•	our material breach of his employment agreement;

•	a reduction in salary or short-term incentive compensation target opportunity, except for across-the-board reductions;

•	certain relocations; and

•	in connection with a change in control:

—	the reduction of an executive’s duties or responsibilities, organizational status, or title,

—	the failure to provide a long-term incentive compensation opportunity comparable to other senior executives or a greater than 10% maximum across-the-board reduction to any of base salary or short- or long-term incentive compensation opportunities, and

—	our failure to obtain an agreement from a successor to perform the employment agreement.

Mr. Hesse

The following table and narrative describe the potential payments upon termination of employment for Daniel R. Hesse, our President and CEO, assuming the date of termination of employment was December 31, 2010.

		Change of Control:
	Termination	Termination
Executive Benefits and	Without Cause or for	Without Cause
Payments Upon Termination	Good Reason	or for Good Reason		Disability	Death

Compensation:
Base Salary	$2,400,000	$2,400,000		$1,200,000	$—
Short-Term Incentive	$2,337,636	$2,040,000	(2)	$2,337,636	$2,337,636
Short-Term Incentive Plan — Target	$4,080,000	$4,080,000		$—	$—
Other-Accelerated/Continued Vesting(1)	$2,663,506	$7,005,511		$7,005,511	$7,005,511
Benefits:
Health and Welfare Benefits	$21,327	$21,327		$10,664	$—
Outplacement Services	$35,000	$35,000		$—	$—

TOTAL	$11,537,469	$15,581,838		$10,553,811	$9,343,147

(1)	The value of options is based on the intrinsic value of the options, which is the difference between the exercise price of the option and the market price of our shares on December 31, 2010, multiplied by the number of options, and the value of RSUs is based on the market value of our stock on December 31, 2010, multiplied by the number of RSUs.

(2)	Assumes change of control occurred in 2010; see narrative below for further explanation.

Termination Without Cause or Resignation for Good Reason

Had Mr. Hesse’s employment been terminated on December 31, 2010, either by us without cause or by Mr. Hesse for good reason, other than in connection with a change of control, he would have been entitled to receive the following severance benefits:

•	continuation of his then-current base salary through the second anniversary of the termination of his employment, through periodic payments with the same frequency as our payroll schedule;

•	payment of the short-term incentive award for (1) 2010, based on actual performance and (2) the two fiscal years following his termination at the lesser of his target opportunity or that amount based on actual performance, with each annual payment being made after the Compensation Committee has determined whether performance targets were achieved;

•	continued participation in certain of our welfare plans for a period of two years;

•	continued vesting through the severance period of options granted and RSUs granted to Mr. Hesse and receipt of the Sign-On RSU Award (as defined in his employment agreement) on the first business day of the seventh month following his termination; and

•	outplacement services for two years in an amount not to exceed $35,000.

Termination Without Cause or For Good Reason Due to a Change of Control

Had Mr. Hesse’s employment been terminated on December 31, 2010, either by us without cause or by Mr. Hesse for good reason, and the termination date was within an 18-month period following a change of control, Mr. Hesse would have been entitled to receive:

•	an amount equal to two times the sum of: (1) his then-current base salary and (2) his then-current short-term incentive target opportunity;

•	payment of the short-term incentive award for 2010, at his target opportunity assuming the change of control occurred in 2010; if the change of control had occurred in 2009, based on actual performance, or $2,337,636, with payment being made after the Compensation Committee has determined whether performance targets were achieved;

•	continued participation in certain of our welfare plans for a period of two years;

•	immediate vesting of all options granted and RSUs granted to Mr. Hesse and receipt of the Sign-On RSU Award on the first business day of the seventh month following his termination; and

•	outplacement services in an amount not to exceed $35,000.

Normal Retirement

At Mr. Hesse’s normal (age 65) retirement and assuming satisfaction of service-based conditions, he would be entitled, as are our employees generally, to a pro rata portion of the short-term incentive award for the year of termination, based on our actual performance, continued participation in certain of our welfare plans and acceleration of options granted and RSUs granted to Mr. Hesse.

Voluntary Termination of Employment or Termination for Cause

Had Mr. Hesse voluntarily terminated his employment with us without good reason or been terminated by us for cause on December 31, 2010, he would not have been entitled to any benefits other than those available to our employees generally.

Termination as a Result of Disability

Had Mr. Hesse’s employment been terminated on December 31, 2010 by us by reason of disability, he would have been entitled to receive:

•	continuation of his then-current base salary for 12 months, less any benefits paid under our Long-term Disability Plan, through periodic payments with the same frequency as our payroll schedule;

•	payment of the short-term incentive award for 2010, based on actual performance;

•	continued participation in certain of our welfare plans for a period of one year; and

•	immediate vesting of options granted and RSUs awarded to Mr. Hesse and receipt of the Sign-On RSU Award on the first business day of the seventh month following his termination.

Termination as a Result of Death

Had Mr. Hesse’s employment been terminated by reason of death on December 31, 2010, his estate would have been entitled to receive the short-term incentive award for 2010, based on actual performance (which is the same as for our employees generally), and immediate vesting of options granted and RSUs granted to Mr. Hesse.

Conditions Applicable to the Receipt of Severance Payments and Benefits

As a condition to Mr. Hesse’s entitlement to receive the amounts referenced in the above table, Mr. Hesse would have been:

•	required to execute a release in favor of us;

•	subject to confidentiality and non-disparagement provisions on a permanent basis following the termination of his employment;

•	for the 24-month period following the termination of his employment, prohibited from:

—	engaging in certain employment activities with a competitor of ours;

—	soliciting our employees and certain other parties doing business with us to terminate their relationships with us; and

—	soliciting or assisting any party to undertake any action that would be reasonably likely to, or is intended to, result in a change of control or seek to control our board of directors.

If Mr. Hesse had breached any of these obligations, he would have no rights in, and we would have had no obligation to provide, any severance benefits yet to be paid or provided under his employment agreement and any outstanding equity-based award granted under his employment agreement would have terminated immediately.

Mr. Brust

The following table and narrative describe the potential payments upon termination of employment for Robert H. Brust, our CFO, assuming the date of termination of employment was December 31, 2010.

	Termination	Change of Control:
	Without	Termination
Executive Benefits and	Cause or for	Without Cause
Payments Upon Termination	Good Reason	or for Good Reason	Disability	Death

Compensation:
Base Salary	$333,333	$333,333	$333,333	$—
Short-Term Incentive	$1,489,670	$1,489,670	$1,489,670	$1,489,670
Short-Term Incentive Plan — Target	$433,333	$433,333	$—	$—
Other-Accelerated/Continued Vesting(1)	$3,391,483	$3,391,483	$3,391,483	$3,391,483
Benefits:
Health and Welfare Benefits	$295	$295	$295	$—
Outplacement Services	$—	$—	$—	$—

TOTAL	$5,648,114	$5,648,114	$5,214,781	$4,881,153

(1)	The value of options is based on the intrinsic value of the options, which is the difference between the exercise price of the option and the market price of our shares on December 31, 2010, multiplied by the number of options, and the value of RSUs is based on the market value of our stock on December 31, 2010, multiplied by the number of RSUs.

Termination Without Cause or Resignation for Good Reason

Had Mr. Brust’s employment been terminated on December 31, 2010, either by us without cause or by Mr. Brust for good reason, other than in connection with a change in control, he would have been entitled to receive the following severance benefits:

•	continuation of his then-current base salary for the remainder of his employment term, through periodic payments with the same frequency as our payroll schedule;

•	payment of the short-term incentive award for (1) 2010, based on actual performance and (2) 2011, prorated to May 1, 2011, at the lesser of his target opportunity or that amount based on actual performance, with each annual payment being made after the Compensation Committee has determined whether performance targets were achieved;

•	continued participation in certain of our welfare plans for the remainder of his employment term; and

•	vesting as of May 11, 2011 the unvested portions of the Sign-On Option Award and Sign-On RSU Award (each as defined in his employment agreement) and continued vesting through May 1, 2012 of his 2010 LTIC awards.

Termination Without Cause or For Good Reason Due to a Change of Control

Had Mr. Brust’s employment been terminated on December 31, 2010, either by us without cause or by Mr. Brust for good reason, and the termination date was within an 18-month period following a change of control, Mr. Brust would have been entitled to receive, as soon as practicable:

•	continuation of his then-current base salary for the remainder of his employment term, through periodic payments with the same frequency as our payroll schedule;

•	payment of the short-term incentive award for (1) 2010, based on actual performance and (2) 2011, prorated to May 1, 2011, at his target opportunity in equal bi-weekly installments for the remainder of his employment term;

•	continued participation in certain of our welfare plans for the remainder of his employment term; and

•	continued vesting through May 1, 2012 of his 2010 LTIC awards and immediate vesting of all other options granted and RSUs granted to Mr. Brust.

Normal Retirement

At Mr. Brust’s normal (age 65) retirement and assuming satisfaction of service-based conditions, he would be entitled, as are our employees generally, to a pro rata portion of the short-term incentive award for the year of termination, based on our actual performance, continued participation in certain of our welfare plans and acceleration of options granted and RSUs granted to Mr. Brust.

Voluntary Termination of Employment or Termination for Cause

Had Mr. Brust voluntarily terminated his employment with us without good reason or been termination by us for cause on December 31, 2010, he would have been entitled to receive his short-term incentive award for 2010.

Termination as a Result of Disability

Had Mr. Brust’s employment been terminated by reason of disability on December 31, 2010, he would have been entitled to receive:

•	continuation of his then-current base salary for the remainder of his employment term, less any benefits paid under our Long-term Disability Plan, through periodic payments with the same frequency as our payroll schedule;

•	payment of the short-term incentive award for 2010, based on actual performance;

•	continued participation in certain of our welfare plans for the remainder of his employment term; and

•	vesting as of May 12, 2011 the unvested portion of the Sign-On Option Award and the Sign-On RSU Award and immediate vesting of all other options granted and RSUs granted to Mr. Brust.

Termination as a Result of Death

Had Mr. Brust’s employment been terminated by reason of death on December 31, 2010, his estate would have been entitled to receive payment of the short-term incentive award for 2010, based on actual performance (which is the same as for our employees generally), and immediate vesting of options granted and RSUs granted to Mr. Brust.

Conditions Applicable to the Receipt of Severance Payments and Benefits

As a condition to Mr. Brust’s entitlement to receive the amounts referenced in the above table, Mr. Brust would have been:

•	required to execute a release in favor of us;

•	subject to confidentiality and non-disparagement provisions on a permanent basis following the termination of his employment;

•	for the period following the termination of his employment through December 31, 2012, prohibited from:

—	engaging in certain employment activities with a competitor of ours;

—	soliciting our employees and certain other parties doing business with us to terminate their relationships with us; and

—	soliciting or assisting any party to undertake any action that would be reasonably likely to, or is intended to, result in a change of control or seek to control our board of directors.

If Mr. Brust had breached any of these obligations, he would have no rights in, and we would have had no obligation to provide, any severance benefits yet to be paid or provided under his employment agreement and any outstanding equity-based award granted under his employment agreement would have terminated immediately.

Mr. Cowan

The following table and narrative describe the potential payments upon termination of employment for Keith O. Cowan, our President, Strategic Planning and Corporate Initiatives, assuming the date of termination of employment was December 31, 2010.

	Termination	Change of Control:
	Without	Termination
Executive Benefits and	Cause or for	Without Cause or
Payments Upon Termination	Good Reason	for Good Reason		Disability	Death

Compensation:
Base Salary	$1,450,000	$1,450,000		$725,000	$—
Short-Term Incentive	$1,038,471	$906,250	(2)	$1,038,471	$1,038,471
Short-Term Incentive Plan — Target	$1,812,500	$1,812,500		$—	$—
2009 & 2010 LTIC Performance Units	$1,036,528	$1,036,528		$—	$—
Other-Accelerated/Continued Vesting(1)	$2,155,004	$2,155,004		$2,155,004	$2,155,004
Benefits:
Health and Welfare Benefits	$21,236	$21,236		$10,618	$—
Outplacement Services	$35,000	$35,000		$—	$—

TOTAL	$7,548,739	$7,416,518		$3,929,093	$3,193,475

(1)	The value of options is based on the intrinsic value of the options, which is the difference between the exercise price of the option and the market price of our shares on December 31, 2010, multiplied by the number of options, and the value of RSUs is based on the market value of our stock on December 31, 2010, multiplied by the number of RSUs.

(2)	Assumes change of control occurred in 2010; see narrative below for further explanation.

Termination Without Cause or Resignation for Good Reason

Had Mr. Cowan’s employment been terminated on December 31, 2010, either by us without cause or by Mr. Cowan for good reason, other than in connection with a change of control, he would have been entitled to receive the following severance benefits:

•	continuation of his then-current base salary through the second anniversary of the termination of his employment, through periodic payments with the same frequency as our payroll schedule;

•	payment of the short-term incentive award for (1) 2010, based on actual performance and (2) the two fiscal years following his termination at the lesser of his target opportunity or that amount based on actual performance, with each annual payment being made after the Compensation Committee has determined whether performance targets were achieved;

•	pro rata payment based on actual performance of the performance units granted under the 2009 and the 2010 LTIC plans;

•	continued participation in certain of our welfare plans for a period of two years;

•	continued vesting their originally-scheduled vesting date of options granted and RSUs granted to Mr. Cowan; and

•	outplacement services in an amount not to exceed $35,000.

Termination Without Cause or For Good Reason Due to a Change of Control

Had Mr. Cowan’s employment been terminated on December 31, 2010, either by us without cause or by Mr. Cowan for good reason, and the termination date was within an 18-month period following a change of control, Mr. Cowan would have been entitled to receive, as soon as practicable:

•	an amount equal to two times the sum of: (1) his then-current base salary and (2) his then-current short-term incentive target opportunity;

•	payment of the 2010 short-term incentive award, at his target opportunity, assuming the change of control occurred in 2010; if the change of control had occurred in 2009, based on actual performance, or $1,038,471, with payment being made after the Compensation Committee has determined whether performance targets were achieved;

•	pro rata payment based on actual performance of the performance units granted under the 2009 and the 2010 LTIC plans;

•	continued participation in certain of our welfare plans for a period of two years;

•	immediate vesting of all options granted and RSUs granted to Mr. Cowan; and

•	outplacement services in an amount not to exceed $35,000.

Normal Retirement

At Mr. Cowan’s normal (age 65) retirement and assuming satisfaction of service-based conditions, he would be entitled, as are our employees generally, to a pro rata portion of the short-term incentive award for the year of termination, based on our actual performance, continued participation in certain of our welfare plans and acceleration of options granted and RSUs granted to Mr. Cowan.

Voluntary Termination of Employment or Termination for Cause

Had Mr. Cowan voluntarily terminated his employment with us without good reason and without our mutual agreement or been terminated by us for cause on December 31, 2010, he would not have been entitled to any benefits other than those available to our employees generally.

Mutually Agreeable Voluntary Termination of Employment

Had Mr. Cowan voluntarily terminated his employment with us without good reason but with our mutual agreement on December 31, 2010, he would have been entitled, in addition to any benefits available to our employees generally, the following:

•	pro rata payment based on actual performance of the performance units granted under the 2009 and the 2010 LTIC plans (with a value assuming target for performance periods after 2010 of $1,036,528); and

•	continued vesting to their originally-scheduled vesting date of options granted and RSUs granted to Mr. Cowan (with a value of $2,155,004).

Termination as a Result of Disability

Had Mr. Cowan’s employment been terminated by reason of disability on December 31, 2010, he would have been entitled to receive:

•	continuation of his then-current base salary for 12 months, less any benefits paid under our Long-term Disability Plan, through periodic payments with the same frequency as our payroll schedule;

•	payment of the short-term incentive award for 2010, based on actual performance;

•	continued participation in certain of our welfare plans for a period of one year; and

•	immediate vesting of options granted and RSUs granted to Mr. Cowan.

Termination as a Result of Death

Had Mr. Cowan’s employment been terminated by reason of death on December 31, 2010, his estate would have been entitled to receive payment of the short-term incentive award for 2010, based on actual performance (which is the same as for our employees generally), and immediate vesting of options granted and RSUs granted to Mr. Cowan.

Conditions Applicable to the Receipt of Severance Payments and Benefits

As a condition to Mr. Cowan’s entitlement to receive the amounts referenced in the above table, Mr. Cowan would have been:

•	required to execute a release in favor of us;

•	subject to confidentiality and non-disparagement provisions on a permanent basis following the termination of his employment;

•	for the 24-month period following the termination of his employment, prohibited from:

—	engaging in certain employment activities with a competitor of ours;

—	soliciting our employees and certain other parties doing business with us to terminate their relationships with us; and

—	soliciting or assisting any party to undertake any action that would be reasonably likely to, or is intended to, result in a change of control or seek to control our board of directors.

If Mr. Cowan had breached any of these obligations, he would have no rights in, and we would have had no obligation to provide, any severance benefits yet to be paid or provided under his employment agreement and any outstanding equity-based award granted under his employment agreement would have terminated immediately.

Mr. Elfman

The following table and narrative describe the potential payments upon termination of employment for Steven L. Elfman, our President, Network Operations and Wholesale, assuming the date of termination of employment was December 31, 2010.

		Change of Control:
		Termination
	Termination	Without
Executive Benefits and Payments	Without Cause or	Cause or for
Upon Termination	for Good Reason	Good Reason		Disability	Death

Compensation:
Base Salary	$1,300,000	$1,300,000		$650,000	$—
Short-Term Incentive	$931,044	$812,500	(2)	$931,044	$931,044
Short-Term Incentive Plan — Target	$1,625,000	$1,625,000		$—	$—
Other-Accelerated/Continued Vesting(1)	$799,003	$2,101,650		$2,101,650	$2,101,650
Benefits:
Health and Welfare Benefits	$12,063	$12,063		$6,031	$—
Outplacement Services	$35,000	$35,000		$—	$—

TOTAL	$4,702,110	$5,886,213		$3,688,725	$3,032,694

(1)	The value of options is based on the intrinsic value of the options, which is the difference between the exercise price of the option and the market price of our shares on December 31, 2010, multiplied by the number of options, and the value of RSUs is based on the market value of our stock on December 31, 2010, multiplied by the number of RSUs.

(2)	Assumes change of control occurred in 2010; see narrative below for further explanation.

Termination Without Cause or Resignation for Good Reason

Had Mr. Elfman’s employment been terminated on December 31, 2010, either by us without cause or by Mr. Elfman for good reason, other than in connection with a change in control, he would have been entitled to receive the following severance benefits:

•	continuation of his then-current base salary through the second anniversary of his termination of employment, through periodic payments with the same frequency as our payroll schedule;

•	payment of the short-term incentive award for (1) 2010, based on actual performance and (2) the two fiscal years following his termination at the lesser of his target opportunity or that amount based on actual performance, with each annual payment being made after the Compensation Committee has determined whether performance targets were achieved;

•	continued participation in certain of our welfare plans for a period of two years;

•	continued vesting through the severance period of options granted and RSUs granted to Mr. Elfman; and

•	outplacement services in an amount not to exceed $35,000.

Termination Without Cause or For Good Reason Due to a Change of Control

Had Mr. Elfman’s employment been terminated on December 31, 2010, either by us without cause or by Mr. Elfman for good reason, and the termination date was within an 18-month period following a change of control, Mr. Elfman would have been entitled to receive, as soon as practicable:

•	an amount equal to two times the sum of: (1) his then-current base salary and (2) his then-current short-term incentive target opportunity;

•	payment of the 2010 short-term incentive award, at his target opportunity, assuming the change of control occurred in 2010; if the change of control had occurred in 2009, based on actual performance, or $931,044, with payment being made after the Compensation Committee has determined whether performance targets were achieved;

•	continued participation in certain of our welfare plans for a period of two years;

•	immediate vesting of all options granted and RSUs granted to Mr. Elfman; and

•	outplacement services in an amount not to exceed $35,000.

Normal Retirement

At Mr. Elfman’s normal (age 65) retirement and assuming satisfaction of service-based conditions, he would be entitled, as are our employees generally, to a pro rata portion of the short-term incentive award for the year of termination, based on our actual performance, continued participation in certain of our welfare plans and acceleration of options granted and RSUs granted to Mr. Elfman.

Voluntary Termination of Employment or Termination for Cause

Had Mr. Elfman voluntarily terminated his employment with us without good reason or been terminated by us for cause on December 31, 2010, he would not have been entitled to any benefits other than those available to our employees generally.

Termination as a Result of Disability

Had Mr. Elfman’s employment been terminated by reason of disability on December 31, 2010, he would have been entitled to receive:

•	continuation of his then-current base salary for 12 months, less any benefits paid under our Long-term Disability Plan, through periodic payments with the same frequency as our payroll schedule;

•	payment of the short-term incentive award for 2010, based on actual performance;

•	continued participation in certain of our welfare plans for a period of one year; and

•	immediate vesting of options granted and RSUs granted to Mr. Elfman.

Termination as a Result of Death

Had Mr. Elfman’s employment been terminated by reason of death on December 31, 2010, his estate would have been entitled to receive payment of the short-term incentive award for 2010, based on actual performance (which is the same as for our employees generally), and immediate vesting of options granted and RSUs granted to Mr. Elfman.

Conditions Applicable to the Receipt of Severance Payments and Benefits

As a condition to Mr. Elfman’s entitlement to receive the amounts referenced in the above table, Mr. Elfman would have been:

•	required to execute a release in favor of us;

•	subject to confidentiality and non-disparagement provisions on a permanent basis following the termination of his employment;

•	for the 24-month period following the termination of his employment, prohibited from:

—	engaging in certain employment activities with a competitor of ours;

—	soliciting our employees and certain other parties doing business with us to terminate their relationships with us; and

—	soliciting or assisting any party to undertake any action that would be reasonably likely to, or is intended to, result in a change of control or seek to control our board of directors.

If Mr. Elfman had breached any of these obligations, he would have no rights in, and we would have had no obligation to provide, any severance benefits yet to be paid or provided under his employment agreement and any outstanding equity-based award granted under his employment agreement would have terminated immediately.

Mr. Johnson

The following table and narrative describe the potential payments upon termination of employment for Robert L. Johnson, our Chief Service Officer, assuming the date of termination was December 31, 2010.

	Termination	Change of Control:
	Without	Termination	Termination
Executive Benefits and	Cause or for	Without Cause	with Good Cause
Payments Upon Termination	Good Reason	or for Good Reason	due to Relocation	Disability	Death

Compensation:
Base Salary	$920,000	$920,000	$460,000	$460,000	$460,000
Short-Term Incentive	$527,114	$527,114	$527,114	$527,114	$527,114
Short-Term Incentive Plan — Target	$920,000	$920,000	$460,000	$—	$—
Other-Accelerated/Continued Vesting(1)	$896,704	$896,704	$896,704	$896,704	$896,704
Benefits:
Health and Welfare Benefits	$21,836	$21,836	$10,918	$10,918	$—
Outplacement Services	$46,000	$46,000	$—	$—	$—

TOTAL	$3,331,654	$3,331,654	$2,354,736	$1,894,736	$1,883,818

(1)	The value of options is based on the intrinsic value of the options, which is the difference between the exercise price of the option and the market price of our shares on December 31, 2010, multiplied by the number of options, and the value of RSUs is based on the market value of our stock on December 31, 2010, multiplied by the number of RSUs.

Termination Without Cause or Resignation for Good Reason

Had Mr. Johnson’s employment been terminated on December 31, 2010, either by us without cause or by Mr. Johnson for good reason, other than in connection with a change in control, he would have been entitled to receive the following severance benefits:

•	continuation of his then-current base salary through the second anniversary of his termination of employment, through periodic payments with the same frequency as our payroll schedule;

•	payment of the short-term incentive award for (1) 2010, based on actual performance and (2) the two fiscal years following his termination at the greater of his target opportunity or that based on actual performance, with each annual payment being made after the Compensation Committee has determined whether performance targets were achieved;

•	continued participation in certain of our welfare plans for a period of two years;

•	immediate vesting of options granted and RSUs granted to Mr. Johnson and exercisability of vested options for 12 months; and

•	outplacement services in an amount not to exceed $46,000.

Termination Without Cause or For Good Reason Due to a Change of Control

Had Mr. Johnson’s employment been terminated on December 31, 2010, either by us without cause or by Mr. Johnson for good reason, and the termination date was within an 18-month period following a change of control, Mr. Johnson would have been entitled to receive, as soon as practicable:

•	an amount equal to two times the sum of: (1) his then-current base salary and (2) his then-current short-term incentive target opportunity;

•	payment of the 2010 short-term incentive award, based on actual performance;

•	continued participation in certain of our welfare plans for a period of two years;

•	immediate vesting of all options granted and RSUs granted to Mr. Johnson; and

•	outplacement services in an amount not to exceed $46,000.

Termination for Good Reason Due to Relocation

Had Mr. Johnson terminated his employment with us on December 31, 2010 for good reason based on the relocation of his principal place of work more than 30 miles without his consent, he would have been entitled to receive:

•	continuation of his then-current base salary for 12 months, through periodic payments with the same frequency as our payroll schedule;

•	payment of the short-term incentive award for (1) 2010, based on actual performance and (2) the next fiscal year following his termination at the greater of his target opportunity or that based on actual performance, with each annual payment being made after the Compensation Committee has determined whether performance targets were achieved;

•	continued participation in certain of our welfare plans for a period of one year; and

•	immediate vesting of options granted and RSUs granted to Mr. Johnson and exercisability of vested options for 12 months.

Normal Retirement

At Mr. Johnson’s normal (age 65) retirement and assuming satisfaction of service-based conditions, he would be entitled, as are our employees generally, to a pro rata portion of the short-term incentive award for the year of termination, based on our actual performance, continued participation in certain of our welfare plans and acceleration of options granted and RSUs granted to Mr. Johnson.

Voluntary Termination of Employment or Termination for Cause

Had Mr. Johnson voluntarily terminated his employment with us without good reason or been terminated by us for cause on December 31, 2010, he would not have been entitled to any benefits other than those available to our employees generally.

Termination as a Result of Disability

Had Mr. Johnson’s employment been terminated by reason of disability on December 31, 2010, he would have been entitled to receive:

•	continuation of his then-current base salary for 12 months, less any benefits paid under our Long-term Disability Plan, through periodic payments with the same frequency as our payroll schedule;

•	payment of the short-term incentive award for 2010, based on actual performance;

•	continued participation in certain of our welfare plans for a period of one year; and

•	immediate vesting of options granted and RSUs granted to Mr. Johnson and exercisability of vested options for 12 months.

Termination as a Result of Death

Had Mr. Johnson’s employment been terminated by reason of death on December 31, 2010, his estate would have been entitled to receive payment of the short-term incentive award for 2010, based on actual performance (which is the same as for our employees generally), immediate vesting of options granted and RSUs granted to Mr. Johnson and exercisability of vested options for 12 months.

Conditions Applicable to the Receipt of Severance Payments and Benefits

As a condition to Mr. Johnson’s entitlement to receive the amounts referenced in the above table, Mr. Johnson would have been:

•	required to execute a release in favor of us;

•	subject to confidentiality and non-disparagement provisions on a permanent basis following the termination of his employment;

•	for the 24-month period following the termination of his employment, prohibited from:

—	engaging in certain employment activities with a competitor of ours;

—	soliciting our employees and certain other parties doing business with us to terminate their relationships with us; and

—	soliciting or assisting any party to undertake any action that would be reasonably likely to, or is intended to, result in a change of control or seek to control our board of directors.

If Mr. Johnson had breached any of these obligations, he would have no rights in, and we would have had no obligation to provide, any severance benefits yet to be paid or provided under his employment agreement and any outstanding equity-based award granted under his employment agreement would have terminated immediately.

Certain Relationships and Related Transactions

Our board of directors has adopted a written policy regarding the review and approval or ratification of transactions involving our company and our directors, nominees for directors, executive officers, immediate family members of these individuals, and shareholders owning five percent or more of our outstanding voting stock, each of whom is referred to as a related party. Our policy covers any transaction, arrangement or relationship where a related party has a direct or indirect material interest and the amount involved exceeds $120,000, except for approved compensation-related arrangements. Our corporate governance and legal staff are primarily responsible for the development and implementation of processes and procedures to obtain information from our directors and executive officers with respect to transactions between related parties.

We have a related party transaction committee comprised of members of management that reviews transactions between related parties to determine, based on the facts and circumstances, the potential amount involved and whether a related party has a direct or indirect material interest in the transaction. If the transaction is covered under our policy, the related party transaction committee then makes a recommendation to the Nominating Committee of our board of directors regarding the appropriateness of the transaction. The Nominating Committee approves or ratifies the transaction only if it determines the transaction is in the best interests of our company and our shareholders. The Nominating Committee assumed the responsibility for approving or ratifying transactions under our policy in May 2010, prior to which the Audit Committee had this responsibility. In 2010, no related party transaction requiring approval was brought before the Audit Committee or the Nominating Committee. In 2011, the related party transaction described below was brought before and ratified by the Nominating Committee.

Danny L. Bowman, an executive officer of Sprint, has a brother-in-law who is employed by a subsidiary of Sprint as a business account manager and in 2010 earned approximately $300,000, including commissions, which is commensurate with his level of experience and other employees having similar responsibilities.

Proposal 2. Ratification of Independent Registered Public Accounting Firm
(Item 2 on Proxy Card)

Our Audit Committee has voted to appoint KPMG LLP as our independent registered public accounting firm to audit the consolidated financial statements and the effectiveness of internal control over financial reporting for our company and our subsidiaries for the year ending December 31, 2011. Our shareholders are asked to ratify that appointment at the annual meeting. In keeping with good corporate governance, the Audit Committee will periodically assess the suitability of our incumbent independent registered public accounting firm taking into account all relevant facts and circumstances, including the possible consideration of the qualifications of other accounting firms.

Representatives of KPMG will be present at the annual meeting and will have the opportunity to make a statement and to respond to appropriate questions. If the appointment of KPMG is not ratified at the meeting, the Audit Committee will consider the selection of another accounting firm.

The following paragraphs describe the fees billed for professional services rendered by our independent registered public accounting firm for the fiscal years ended December 31, 2010 and 2009.

Audit Fees

For professional services rendered for the audit of our 2010 consolidated financial statements, the report on the effectiveness of internal control over financial reporting as required by the Sarbanes-Oxley Act, the review of the consolidated financial statements included in our 2010 Form 10-Qs and the statutory audits of our international subsidiaries, KPMG billed us a total of $15.5 million.

For professional services rendered for the audit of our 2009 consolidated financial statements, the report on the effectiveness of internal control over financial reporting as required by the Sarbanes-Oxley Act, the review of the consolidated financial statements included in our 2009 Form 10-Qs and the statutory audits of our international subsidiaries, KPMG billed us a total of $15.3 million.

These amounts also include reviews of documents filed with the SEC, accounting consultations related to the annual audit and preparation of letters for underwriters and other requesting parties.

Audit-Related Fees

For professional audit-related services rendered to us, KPMG billed us a total of $607,000 in 2010. Audit-related services in 2010 generally included the audits of our employee benefit plans, internal control reviews and other attestation services.

For professional audit-related services rendered to us, KPMG billed us a total of $870,000 in 2009. Audit-related services in 2009 generally included the audits of our employee benefit plans, internal control reviews and other attestation services.

Tax Fees

For professional tax services rendered to us, KPMG billed us a total of $217,000 in 2010. Tax services in 2010 primarily included tax consultation matters.

For professional tax services rendered to us, KPMG billed us a total of $91,000 in 2009. Tax services in 2009 primarily included tax consultation matters.

All Other Fees

In 2010 and 2009, KPMG did not bill any fees other than the fees described above.

The Audit Committee determined that the non-audit services rendered by KPMG in 2010 and 2009 were compatible with maintaining its independence as auditors of our consolidated financial statements.

The Audit Committee has adopted policies and procedures concerning our independent registered public accounting firm, including the pre-approval of services to be provided. Our Audit Committee pre-approved all of the services described above. The Audit Committee is responsible for the pre-approval of all audit, audit-related, tax and non-audit services; however, pre-approval authority may be delegated to one or more members of the Audit Committee. The details of any services approved under this delegation must be reported to the full Audit Committee at its next regular meeting. Our independent registered public accounting firm is generally prohibited from providing certain non-audit services under our policy, which is more restrictive than the SEC rules. Any permissible non-audit service engagement must be specifically approved in advance by the Audit Committee. We provide quarterly reporting to the Audit Committee regarding all audit, audit-related, tax and non-audit services provided by our independent registered public accounting firm.

Our Board of Directors recommends that you vote “FOR” the ratification of the appointment of KPMG in this Proposal 2.

Proposal 3. Advisory Vote on Executive Compensation
(Item 3 on Proxy Card)

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and accompanying Executive Compensation Tables and related narrative disclosure on pages 26-46.

Our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who can contribute to our success. We believe our incentive compensation must strike a balance between rewarding achievement of our short-term objectives and rewarding long-term shareholder return and must be highly sensitive to the degree to which those results are realized. Please read the “Compensation Discussion and Analysis” beginning on page 26 for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The say-on-pay vote is advisory, and therefore not binding on Sprint Nextel, the Compensation Committee or our board of directors. Our board of directors and our Compensation Committee value the opinions of our shareholders and will take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Our Board of Directors recommends that you vote “FOR” Proposal 3.

Proposal 4. Advisory Vote on Frequency of Advisory Vote on our Executive Compensation
(Item 4 on Proxy Card)

As described in Proposal 3 above, our shareholders are being provided the opportunity to cast an advisory vote on the company’s executive compensation program. The advisory vote on executive compensation described in Proposal No. 3 above is referred to as a “say-on-pay vote.”

This Proposal 4 affords shareholders the opportunity to cast an advisory vote on how often the company should include a say-on-pay vote in its proxy materials for future annual shareholder meetings (or special shareholder meeting for which the company must include executive compensation information in the proxy statement for that meeting). Under this Proposal 4, shareholders may vote to have the say-on-pay vote every year, every two years or every three years.

We believe that say-on-pay votes should be conducted every year so that shareholders may annually express their views on our executive compensation program. Our Compensation Committee, which administers our executive compensation program, values the opinions expressed by shareholders in these votes and will continue to consider the outcome of these votes in making its decisions on executive compensation.

Our Board of Directors recommends that you vote on Proposal 4 to hold say-on-pay votes EVERY YEAR (as opposed to every two years or every three years).

Proposal 5. Shareholder Proposal Concerning Political Contributions
(Item 5 on Proxy Card)

The New York City Teachers’ Retirement System and the New York City Police Pension Fund, 1 Centre Street, New York, NY 10007-2341, owners of 3,344,395 and 1,509,555 shares of our common stock, respectively, have given notice of their intentions to introduce the following resolution at the annual meeting. The shareholder proposal and supporting statement appear as received by us. Following the shareholder proposal is our response.

RESOLVED, that the shareholders of Sprint Nextel hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. The report shall include:

a.	An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and

b.	The title(s) of the person(s) in the Company who participated in making the decisions to make the political contribution or expenditure.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the Company’s website.

Shareholder Supporting Statement

As long-term shareholders of Sprint Nextel, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Sprint Nextel contributed at least $5.1 million in corporate funds since the 2002 election cycle. (CQ: http:://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax-exempt organizations for political purposes. This would bring our Company in line with a growing number of leading companies, including Aetna, American Electric Power and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Our Response to the Shareholder Proposal

Political contributions, where permitted, are an important part of the regulatory and legislative process. We are in a highly regulated industry and our operations are significantly affected by the actions of elected officials at the local, state and national levels, including rates we can charge customers, our profitability and even how we must provide services to competitors. It is important that we actively participate in the electoral and legislative processes in order to protect your interests as shareholders. We do so by contributing prudently to state and local candidates and by contributing to political organizations and trade associations when such contributions advance our business objectives and the interests of our shareholders. In making such contributions, we are committed to complying with campaign finance and lobbying laws, as well as changes that may be enacted in the future, including the laws requiring public disclosure of political contributions and lobbying expenses. The amount of our expenditures in this area is de minimis as compared to our total expenditures in a year. The adoption of this proposal would add unnecessary costs to our business.

We believe that significant information about our political contributions is already publicly available as required by applicable state and federal law. Moreover, we are continuing to improve the disclosure of our political expenditures so that we are even more transparent than required in this area. We also believe that this is in your best interests.

In addition, no company funds are expended to make federal political contributions. As to state and local contributions, state laws determine when and under what circumstances political contributions are permissible. Moreover, a number of states in which we operate have extensive reporting requirements. These rules, in general, are equally applicable to all participants in the political process. This proposal, on the other hand, would impose a set of rules only on us.

This proposal would impose unwarranted expenditures of funds and administrative burdens on us and would be uniquely applicable only to us and not to our competitors, unions or any other participants in the process. Your directors believe that any reporting requirements that go beyond those required under existing law should be applicable to all participants in the process, not just to us.

The Board of Directors recommends that you vote “AGAINST” adoption of this shareholder proposal.

Proposal 6. Shareholder Proposal Concerning Retention of Equity Awards
(Item 6 on Proxy Card)

The AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington D.C., 20006, owner of 2,177 shares of our common stock, has given notice of its intentions to introduce the following resolution at the annual meeting. The shareholder proposal and supporting statement appear as received by us. Following the shareholder proposal is our response.

RESOLVED:  The stockholders of Sprint Nextel Corporation (the “Company”) request that the Board of Directors (the “Board”) adopt a policy requiring that senior executives retain shares acquired through the Company’s equity compensation plans for five years (the “Lockup Period”). The Lockup Period shall lapse gradually, such that senior executives may redeem or sell one-fifth of their shares after each of the five years. The Lockup Period will begin to run after all vesting requirements have been met, and will continue even if a senior executive is no longer employed by the Company.

The Lockup Period shall apply to shares received from equity compensation plans including from stock options, restricted stock, and their equivalents. The Lockup Period shall apply in addition to any other stockholding requirements or performance requirements that have been established. The Lockup Period shall not apply to existing employment agreements or equity compensation plans unless they can be legally modified by the Board. At the Board’s discretion, the Lockup Period may be limited to the net after-tax proceeds received by senior executives from the Company’s equity compensation plans.

Shareholder’s Supporting Statement

Our proposal seeks to link executive pay with long-term performance by ensuring an appropriate holding period for shares received by senior executives from the Company’s equity compensation plans. In our view, the use of lockup periods for senior executive stockholdings is a common practice following initial public offerings. We believe that a lockup period is also appropriate after senior executives receive shares from equity compensation plans.

We are concerned that our Company’s senior executives are generally free to sell shares received from our Company’s equity compensation plans. Allowing senior executives to immediately liquidate their equity compensation awards may create incentives for executives to assume excessive risk for short-term illusory gains. Moreover, senior executives may be tempted to time their stock sales by inappropriately trading on inside information.

The use of lockup periods for equity compensation has been promoted by Harvard Law School professors Lucian Bebchuk and Jesse Fried, authors of “Pay Without Performance: The Unfulfilled Promise of Executive Compensation.” In a June 16, 2009 op-ed in The Wall Street Journal titled “Equity Compensation for Long-Term Results,” they wrote:

“The short-term distortions can be addressed by separating the time that options and restricted shares can be cashed out from the time that they vest...This would tie the executive’s payoffs to long-term shareholder value.”

In our opinion, the Company’s current stockholding requirements for its senior executives do not go far enough to ensure that the Company’s equity compensation plans build stock ownership. We believe that requiring senior executives to only hold shares equal to a multiple of their base salary loses effectiveness over time. After satisfying these minimal requirements, senior executives are free to sell all the additional shares they receive in equity compensation.

We urge stockholders to vote for this proposal.

Our Response to the Shareholder Proposal

The Board has found Lockup Periods to be appropriate in certain circumstances. For example, the shares underlying the restricted stock units granted to Dan Hesse, our CEO, when he joined Sprint in 2007 cannot be sold by him until after six months following his termination of employment. However, our board disagrees that the proposal, which would apply to all future equity awards to all senior executives in a “one-size-fits-all” approach, is in the best interest of the Company and its shareholders.

We agree that senior executives should have a significant stake in the Company. To that end, we have established stock ownership guidelines that require our CEO to own a number of shares equal to five times his base salary. We require each of our other named executive officers to own sufficient shares to equal three times their base salaries. Each of our named executive officers met these guidelines at the end of 2010. Requiring holding periods for future equity awards in addition to satisfying these guidelines, which we believe sufficiently retain their effectiveness over time, is unnecessary.

The proponent suggests that Lockup Periods are necessary because allowing executives to liquidate their equity compensation awards may create incentives for executives to assume excessive risk for short-term gains. We disagree. As more fully described in the proxy statement (see Relationship of Compensation Practices to Risk Management on page 38, we believe our incentive compensation policies and practices are not reasonably likely to have a material adverse effect on the company by increasing the likelihood of excessive risk taking. In addition, because we grant equity awards annually with three or four year vesting periods, at any particular time our executives hold unvested equity awards that provide incentives to build long-term shareholder value.

Finally, we do not find compelling the proponent’s implication that Lockup Periods are necessary to avoid tempting our executives from violating insider trading laws.

The Board of Directors recommends that you vote “AGAINST” adoption of this shareholder proposal.

Proposal 7. Shareholder Proposal Requesting Change to a Voting Requirement
(Item 7 on Proxy Card)

7 — Adopt Simple Majority Vote

Mr. Kenneth Steiner of 14 Stoner Ave., 2M, Great Neck, NY 11021, owner of 4,000 shares of our common stock, has given notice of his designation of John Chevedden as his proxy to introduce the following resolution at the annual meeting. The shareholder proposal and supporting statement appear as received by us. Following the shareholder proposal is our response.

RESOLVED, Shareholders request that our board take the steps necessary so that each shareholder voting requirement impacting our company, that calls for a greater than simple majority vote, be changed to a majority of the votes cast for and against the proposal in compliance with applicable laws. This includes any super-majority vote option under state law which our company can opt out of.

Supermajority vote requirements can be almost impossible to obtain when one considers the substantial percentage of shares that are typically not voted at an annual meeting. For example, a Goodyear management proposal for annual election of each director failed to pass even though 90% of votes cast were yes-votes. Supermajority requirements are often used to block initiatives supported by most shareowners but opposed by management.

This proposal topic won from 74% to 88% support at the following companies: Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s.

We also gave greater than 67%-support to a 2010 shareholder proposal to grant Sprint Nextel shareholders the right to act by written consent. This 67%-support translated into greater than majority support from all shares outstanding. The Council of Institutional Investors www.cii.org recommends that management adopt a shareholder proposal upon receiving its first 50%-plus vote.

Corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related with company performance. See “What Matters in Corporate Governance?” Lucien Bebchuk, Alma Cohen & Allen Ferrell, Harvard Law School, Discussion Paper No. 491 (09/2004, revised 03/2005).

If our Company were to remove each supermajority requirement, it would be a strong statement that our Company is committed to good corporate governance and its long-term financial performance.

The merit of this Simple Majority Vote proposal should also be considered in the context of the need for improvement in our company’s 2010 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm rated our company “High Concern” in Takeover Defenses and “Moderate Concern” in Executive Pay — $12 million for our CEO Daniel Hesse. Our Series 1 stock has 10-times the vote per share as Series 2 stock.

Our chairman, James Hance and Director Robert Bennett each had seats on 5 or 6 boards — overextension concern. The member of our Executive Pay Committee received by far our highest negative votes: Gordon Bethune, Janet Hill, William Nuti and Rodney O’Neal.

Please encourage our board to respond positively to this proposal to help turnaround the above type practices and in order to initiate improved governance and performance: Adopt Simple Majority Vote Yes on 7.

Our Response to the Shareholder Proposal

For the reasons explained below, our board of directors believes that adopting this proposal is unnecessary and is not in the best interest of the company and its shareholders.

A simple majority vote requirement already applies to virtually all matters typically submitted to a vote of our shareholders, including all matters being voted upon at this year’s meeting. There are no provisions in our bylaws requiring a supermajority vote. As permitted by Kansas law, Article SEVENTH of our Amended and Restated Articles of Incorporation requires, in certain cases, that 80% of our outstanding shares of common stock entitled to vote in an election of directors approve certain “business combinations.”

Our articles of incorporation require that certain business combinations initiated by a beneficial owner of 10% or more of our voting stock, together with its affiliates and associates (collectively an “interested shareholder”), must be approved by the holders of 80% of the outstanding voting stock, unless (1) approved by a majority of continuing directors at a meeting where at least seven continuing directors are present, or (2) the business combination is a merger or consolidation and the consideration received by our shareholders in the business combination is not less than the highest price per share paid by the interested shareholder for its shares.

This one, discrete, supermajority vote requirement has been included in our Articles of Incorporation for many years. It relates to a fundamental element of our corporate governance and parallels similar provisions in charters of many public companies and in the corporate laws of Kansas and other states. This provision discourages potential acquirors from purchasing a large block of stock as a means of substantially influencing the outcome of a simple majority vote. Other than this provision, we have no other supermajority voting requirements.

This supermajority vote requirement does not “frustrate the will of the majority,” as the proponent alleges. Rather, the substantial shareholder who is unwilling to offer all shareholders the highest price such shareholder paid for the stock, and cannot convince our board that the transaction is in the best interests of our shareholders, must convince a substantial majority of our shareholders. We believe that this empowers our shareholders and protects against a business combination that may be coercive, inadequately priced, unfair or otherwise not in the best interests of all shareholders.

The board also strongly favors effective corporate governance with a strong, diligent and independent board of directors. Our Corporate Governance Guidelines require that at least two-thirds of the members of our board be independent directors, using independence standards that meet or exceed the requirements of the NYSE. In recent years, we have amended our bylaws to implement a majority vote standard in uncontested elections of directors, to allow the holders of at least ten percent of our outstanding common stock to call a special meeting of shareholders, and to allow shareholders to act by written consent to the extent permitted by Kansas law. All of our outstanding shares are Series 1 common stock, and each share is entitled to one vote per share. Our comprehensive set of corporate governance initiatives are described in more detail on page 17 under “Corporate Governance Matters.”

Finally, the proponent says that some of our board members are serving on too many boards. We disagree. Each of our board members complies with our restrictions on service on other boards of directors, as set forth in our Corporate Governance Guidelines, which limit our directors who have full-time employment to serving on no more than three public company boards (including Sprint) and our directors who are retired or have less than full-time employment to serving on no more than five public company boards (including Sprint). These limits are consistent with the standards of many corporate governance proponents, including ISS.

The Board of Directors recommends that you vote “AGAINST” adoption of this shareholder proposal.

Additional Information

Other Matters to Come Before the Meeting

The shares represented by all valid proxies received by telephone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: (1) for the nominees for director named in Proposal 1; (2) for ratification of the selection of the independent registered public accounting firm described in Proposal 2; (3) for Proposal 3 relating to a non-binding approval with respect to our executive compensation programs; (4) in favor of management recommendations with respect to the frequency of submission to shareholders of the advisory vote on the compensation of the named executive on an annual basis, and (5) against the shareholder proposals described in Proposals 5 through 7. We do not intend to bring any other matters before the meeting, and we do not know of any matters to be brought before the meeting by others. Should any matter not described above be properly presented at the meeting, the persons named in the proxy card will vote in accordance with their judgment as permitted.

Proposals for Inclusion in our 2012 Proxy Statement

You may submit proposals for consideration at future shareholder meetings. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. The deadline for submitting shareholder proposals to be included in the proxy statement for our 2012 annual meeting of shareholders is November 29, 2011. If you intend to submit a proposal, it must be received by our Corporate Secretary at 6200 Sprint Parkway, Mailstop KSOPHF0302-3B424, Overland Park, Kansas 66251, no later than that date.

Proposals Not Intended for Inclusion in Sprint’s Proxy Statement

For a shareholder proposal that is not intended to be included in our proxy statement for the annual meeting next year under Rule 14a-8, the shareholder must provide the information required by our bylaws and give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary not earlier than December 12, 2011; and not later than January 11, 2012. If the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of this years meeting, notice will be timely if received between one hundred and fifty (150) and one hundred twenty (120) calendar days in advance of such annual meeting or ten (10) calendar days following the date on which public announcement of the date of the meeting is first made.

Nominations of Individuals to Serve as Directors

Our bylaws permit shareholders to nominate directors for election at an annual shareholder meeting. To nominate a director, the shareholder must deliver the information required by our bylaws. To nominate an individual for election at the 2012 annual shareholder meeting, the shareholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary not earlier than December 12, 2011; and not later than January 11, 2012. If the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of this years meeting, notice will be timely if received between one hundred and fifty (150) and one hundred twenty (120) calendar days in advance of such annual meeting or ten (10) calendar days following the date on which public announcement of the date of the meeting is first made.

Availability of Sprint’s Bylaws

Our bylaws, which contain provisions regarding the requirements for making shareholder proposals and nominating director candidates, are available on our website at www.sprint.com/governance. In addition, a copy of our bylaws is filed as Ex. 3.2 to our Form 8-K filed on November 4, 2010.

Annex A- Map to Sprint’s Annual Meeting

2011 Sprint’s Annual Meeting

The Ritz Charles, Overland Park
9000 W. 137th Street
Overland Park, Kansas 66221
913-685-2600

A-1

SPRINT NEXTEL CORPORATION
6200 SPRINT PARKWAY
OVERLAND PARK, KS 66251
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time on May 9, 2011 (May 5, 2011 for shares held through our 401(k) plan). Have the control number in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Sprint in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until
11:59 p.m. Eastern time on May 9, 2011 (May 5, 2011 for shares held through our 401(k) plan). Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,
Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M32394-P09188-Z54996	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SPRINT NEXTEL CORPORATION

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors		For	Against	Abstain

Nominees:

	1a.	Robert R. Bennett	☐	☐	☐

	1b.	Gordon M. Bethune	☐	☐	☐

	1c.	Larry C. Glasscock	☐	☐	☐

	1d.	James H. Hance, Jr.	☐	☐	☐

	1e.	Daniel R. Hesse	☐	☐	☐

	1f.	V. Janet Hill	☐	☐	☐

	1g.	Frank Ianna	☐	☐	☐

	1h.	Sven-Christer Nilsson	☐	☐	☐

	1i.	William R. Nuti	☐	☐	☐

	1j.	Rodney O’Neal	☐	☐	☐

2.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of Sprint Nextel for 2011.		☐	☐	☐

3.	To approve, by a non-binding advisory vote, our executive compensation.		☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:	1 Year	2 Years	3 Years	Abstain

4.	To recommend, by a non-binding advisory vote, the frequency of advisory votes on our executive compensation. ☐	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposals:		For	Against	Abstain

5.	To vote on a shareholder proposal concerning political contributions.	☐	☐	☐

6.	To vote on a shareholder proposal concerning the retention of equity awards.	☐	☐	☐

7.	To vote on a shareholder proposal requesting change to a voting requirement.	☐	☐	☐

NOTE: The proxy holder(s) will vote in their discretion on any other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When
signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or
partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

ADMISSION TICKET
2011 ANNUAL MEETING OF SHAREHOLDERS
Tuesday, May 10, 2011
10:00 a.m. Central time
The Ritz Charles, Overland Park
9000 W. 137th Street
Overland Park, Kansas 66221
THIS ADMISSION TICKET ADMITS ONLY THE
NAMED SHAREHOLDER AND A GUEST, OR
PERSONS HOLDING PROXIES FROM
SHAREHOLDERS.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M32395-P09188-Z54996
SPRINT NEXTEL CORPORATION
6200 SPRINT PARKWAY
OVERLAND PARK, KANSAS 66251
This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 10, 2011
The undersigned hereby appoints Charles R. Wunsch and Timothy P. O’Grady, and each of them, with full power of substitution, as proxies, to vote all the shares of stock of Sprint Nextel Corporation (“Sprint Nextel”) that the undersigned is entitled to vote at the 2011 Annual Meeting of Shareholders to be held May 10, 2011, and any adjournment thereof, upon the matters set forth, and in their discretion upon such other matters as may properly come before the meeting.
This Proxy, if signed and returned, will be voted as indicated. If this card is signed and returned without indication as to how to vote, the shares will be voted FOR items 1, 2 and 3, for a “1 year” frequency on proposal 4, and AGAINST items 5, 6 and 7. Any one of said proxies, or any substitutes, who shall be present and act at the meeting shall have all the powers of said proxies hereunder.
Continued and to be signed on reverse side